Exhibit (10)(f)

              SECOND AMENDED AND RESTATED AGREEMENT OF
                LIMITED PARTNERSHIP OF TWC TEN, LTD.


           THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this "Agreement") of TWC Ten, Ltd., a Florida limited partnership, dated as of July 19, 1993, is entered into by and among BAYROCK REALTY ASSOCIATES L.P., a Delaware limited partnership, as general partner ("TSG"), BAYPORT, LTD., a Florida limited partnership, as general partner ("Bayport"), and the persons and entities identified as limited partners in Exhibit A annexed hereto and hereby made a part hereof (the "Limited Partners").

                        W I T N E S S E T H :


           WHEREAS, TWC Ten, Ltd. (the "Partnership") was formed pursuant to that certain Limited Partnership Agreement dated December 30, 1983, as amended by a First Amendment to Limited Partnership Agreement dated June 29, 1984, a Second Amendment to Limited Partnership Agreement dated October 30, 1984, and a Third Amendment to Limited Partnership Agreement dated April 15, 1985, as amended and restated by that certain Amended and Restated Agreement of Limited Partnership dated as of May 28, 1985 (the "Restated Agreement"), and as amended by a First Amendment to the Restated Agreement dated as of May 28, 1985, an additional First Amendment to the Restated Agreement dated as of June 19, 1987, a Second Amendment to the Restated Agreement dated as of December 17, 1991 and a Third Amendment to the Restated Agreement dated as of February 3, 1993 (as so amended, restated and further amended, the "Partnership Agreement");
           WHEREAS, the Existing Partners (as hereinafter defined) desire to amend the Partnership Agreement to provide for (i) the admission of TSG as a general partner of the Partnership on the terms and conditions hereinafter set forth, (ii) the admission of Westrock Realty Associates L.P., Ltd. as a limited partner of the Partnership on the terms and conditions hereinafter set forth and
(iii) the other matters provided for below; and
           WHEREAS, the parties hereto desire to amend and restate the Partnership Agreement in its entirety and replace the Partnership Agreement with this Agreement.
           NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree as follows:

           1.    Definitions.
           As used in this Agreement, the following terms shall have the meanings set forth below:
                 1.1   "Acquisition Agreement" shall mean the
agreement of even date between the TSG Group and Bayport relating to the acquisition by the TSG Group of interests in the Partnership.
                 1.2   "Act" shall have the meaning set forth in
Section 2.1.
                 1.3 "Act of Insolvency" shall have the meaning set forth in Section 19.3.
                 1.4 "Additional Capital Contributions" shall mean all contributions hereafter made by the Partners, or any of them, to the capital of the Partnership other than the Mandatory Capital Contribution and Unmatched Capital Contributions.
                 1.5 "Affiliate," when used in respect of any Person, shall mean a corporation, partnership or other Person which, directly or indirectly, controls, is controlled by or is under the common control with such Person. For the purpose of this definition, control shall mean the ownership of more than 50% of the voting stock of a corporation or more than 50% of all the legal and equitable interests in any other Person, or the possession of the power, directly or indirectly, to direct the management and policies of such Person, whether through the ownership of voting securities, common directors or officers, the contractual right to manage the business affairs of such Person, or otherwise. In addition, with respect to any Partner, "Affiliate" shall also mean a general partner of such Partner, any Person which, directly or indirectly controls such general partner and any Person in which such general partner, directly or indirectly, through one or more intermediaries, is a principal, partner, shareholder, beneficiary or equity owner.
                 1.6 "Approval Request" shall have the meaning set forth in Section 15.11.
                 1.7 "Available Net Income" shall have the meaning set forth in Section 11.1
                 1.8 "Budget Meeting" shall have the meaning set forth in Section 15.3.
                 1.9 "Building Reserve Account" shall mean an account in the Partnership's name maintained in NationsBank or any other bank selected in the manner provided for in Article 14, which account shall be funded and drawn upon as hereinafter provided, the funds in which shall be invested as provided in Article 14 and, except as otherwise provided in Section 8.1, the balance in which shall not exceed one million dollars ($1,000,000). Said sum of one million dollars ($1,000,000) shall not be reduced by any tax escrows maintained pursuant to the First Mortgage or any substitute First Mortgage placed on the Property in accordance with Section 15.8.
               1.10 "Buy-Sell Effective Date" shall have the meaning set forth in Section 21.2.
               1.11 "Capital Account" shall have the meaning set forth in subsection 9.1.2.
               1.12 "Capital Costs" shall mean, with respect to any period, costs of improvements, repairs, replacements and alterations of or to the Property and other costs incurred in accordance with the applicable provisions of Article 15, which costs, for federal income tax purposes, may not be deducted as an expense but must be capitalized and depreciated or amortized over more than one year, excluding, however, Leasing Costs. "Capital Costs" shall in no event include any Operating Costs.
               1.13 "Capital Deficit" for any period shall mean the excess of (a) Capital Costs and Leasing Costs paid or incurred during such period over (b) the sum of the following amounts, if any, to the extent they are then available in accordance with the terms of this Agreement (including, without limitation, Section
7.2.2 in the case of the Supplemental Capital Contribution) to pay such Capital Costs and Leasing Costs: (i) the Gross Revenues for such period, (ii) amounts available in the Building Reserve Account and (iii) the unadvanced portion of the Supplemental Capital Contribution.
               1.14 "Capital Deficit Notice" shall have the meaning set forth in subsection 8.2.3.
               1.15 "Capital Proceeds" shall have the meaning set forth in Section 12.1.
               1.16 "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor federal income tax statute, including any transition or effective date rules (whether or not codified).
               1.17 "Commitment Termination Year" shall have the meaning set forth in subsection 7.2.4.
               1.18 "CPI" shall mean the Consumer Price Index, all urban consumers, 1982-84=100, for the Miami-Fort Lauderdale area published by the Bureau of Labor Statistics, U.S. Department of Labor, or if such index ceases to be published, a substitute therefor agreed to by TSG and Bayport.
               1.19 "Declaration" shall have the meaning set forth in subsection 15.8.6.
               1.20    "Default" shall have the meaning set forth in
Section 17.2.
               1.21 "Default Loan" shall have the meaning set forth in subsection 7.4.4.
               1.22 "dissolved", when used with respect to a Partner, shall have the meaning set forth in Section 19.3.
               1.23 "Due Date" shall have the meanings set forth in subsections 7.2.3, 8.2.5 and 8.2.6.
               1.24 "Electing Partner" shall have the meaning set forth in Section 21.1.
               1.25 "Environmental Laws" shall mean any present or future federal, state and local statutory and common law and any regulation, code, plan, order, decree, judgment, agreement or injunction issued, entered, promulgated or approved thereunder, which is applicable to the Property, imposes a duty in respect thereof on the Partnership and relates to the protection of the environment, including without limitation those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including without limitation air, surface water, groundwater or land) or relating to the manufacture, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Solid Waste Disposal Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Refuse Act, the Clean Water Act, the Clean Air Act and the Hazardous Materials Transportation Act.
               1.26 "event of default" shall have the meaning set forth in Section 17.1.
               1.27 "Excess Negative Balance" shall have the meaning set forth in subsection 9.4.6.
               1.28 "Existing Partners" shall mean Bayport and those of the Limited Partners which are identified as such on Exhibit A annexed hereto and hereby made a part hereof.
               1.29 "Existing Partner Excess" shall have the meaning set forth in subsection 23.3(H).
               1.30 "First Mortgage" shall mean that certain first mortgage on the Property dated January 19, 1984, as modified by a certain mortgage modification agreement dated August 28, 1985 and assigned to The Prudential Life Insurance Company of America ("Prudential") by assignment dated August 28, 1985 and as further amended in accordance with the terms of Section 4.03 of that certain Forbearance Agreement dated February 3, 1993 among Prudential, the Partnership and Bayport, as amended through the date of this Agreement (the "Forbearance Agreement"), or any substitute first mortgage placed on the Property in accordance with Section 15.8.
The term "First Mortgage" shall also mean and include the note secured by such mortgage and any collateral security documents, including, without limitation, financing statements, security agreements and any assignment of leases and rents, executed and delivered in connection with such mortgage. "First Mortgagee" shall mean Prudential, its successors and assigns or the holder of any substitute First Mortgage placed on the Property in accordance with
Section 15.8.
               1.31 "General Partners" shall mean (i) TSG and Bayport and their respective successors and permitted assigns, and
(ii) if Bayport is converted to a Limited Partner, from and after the date of such conversion TSG and its successors and permitted assigns unless and until Bayport once again becomes a General Partner in accordance with the terms of this Agreement.
               1.32 "Governmental Authorities" shall mean all federal, state, county, municipal and local governments, and all departments, commissions, boards, bureaus, agencies and offices thereof, having or claiming jurisdiction over all or any portion of the Property.
               1.33 "Gross Revenues" shall mean, with respect to any period, the gross receipts of the Partnership during such period, excluding unforfeited security, damage or similar deposits made by Space Tenants, insurance proceeds (other than rental or business interruption insurance), Capital Proceeds, proceeds of the sale, exchange, transfer, assignment or other disposition of all or substantially all of the Partnership's assets which is an event of dissolution or incident to the liquidation of the Partnership, capital contributions and proceeds of loans (including, without limitation, loans by the Partners) made to the Partnership.
               1.34 "Guaranteed Payment" shall mean (i) for each month within each of the first two twelve-month periods commencing on and following the date hereof, an amount equal to 1/12th of 6% of the average outstanding balance during such month of the Unrecovered Capital of the TSG Group and (ii) for each month within each 12-month period or fraction thereafter, an amount equal to 1/12th of 8.5% of the average outstanding balance during such month of the Unrecovered Capital of the TSG Group, each such payment to be made by the Partnership to the TSG Group monthly in arrears on the tenth day of each month, commencing on July 10, 1993, and appropriately prorated for any portion of a month. Interest shall accrue on any Guaranteed Payment not made when due in accordance with the foregoing, at the rate of 14% per annum until paid in full.
               1.35    "Hazardous Substances" shall mean
collectively any contaminants, pollutants, chemicals, industrial substances, regulated substances, toxic, radioactive or hazardous substances, materials, wastes or constituents, petroleum products, polychlorinated biphenyls, medical wastes, infectious wastes, asbestos, paint containing lead and urea formaldehyde.
               1.36 "Hypothetical Capital Account" shall have the meaning set forth in subsection 9.1.2.
               1.37 "Improvements" shall mean all buildings, structures and improvements now or hereafter erected on, over or under the Land, together with all walkway and road improvements, parking areas and facilities, landscaping improvements of whatever nature, utility and sewage lines and all apparatus, machinery, devices, fixtures, appurtenances and equipment necessary for the proper operation and maintenance of the foregoing, and all alterations and additions thereto and restorations and replacements thereof. Such buildings and improvements shall include, without limitation, the office building containing approximately 259,500 square feet of rentable area and the 765 parking spaces in a structured parking deck located on the Land at the date of this Agreement.
               1.38 "Initial Capital Contribution" shall have the meaning set forth in Section 7.1.
               1.39 "Initiating Notice" shall have the meaning set forth in Section 21.1.
               1.40 "Internal Rate of Return" shall mean, as of the date of determination, the rate per annum at which all distributions to the TSG Group through such determination date (excluding distributions in respect of Unmatched Capital Contributions and Additional Capital Contributions) must be discounted to the date of this Agreement to cause the present value of such distributions as of the date of this Agreement to equal the sum of the Initial Capital Contribution of the TSG Group and the present value of the Supplemental Capital Contribution of the TSG Group calculated as of the date of this Agreement using the same discount rate.
               1.41 "Investor Agreement" shall have the meaning set forth in Section 16.7.
               1.42 "Investor Manager" shall have the meaning set forth in Section 16.7.
               1.43 "Land" shall mean that certain parcel of land containing approximately 13 acres located at the southwest corner of the intersection of Memorial Highway and Courtney Campbell Causeway in Tampa, Florida. A description of the Land is set forth in Exhibit B annexed hereto and hereby made a part hereof.
               1.44 "Laws" shall mean all present or future laws, ordinances, statutes, administrative and judicial orders, rules, regulations and requirements of all Governmental Authorities which may be applicable to the Property.
               1.45 "Leasing Costs" shall mean (i) all costs incurred by the Partnership in accordance with the applicable provisions of Article 15 after the date of this Agreement in connection with the leasing of space in the Property (including the renewal or extension of existing Space Leases and the expansion of space demised under a Space Lease) and shall include, without limitation, tenant alteration costs or allowances in lieu thereof, leasing commissions, takeover costs of the existing lease of a new Space Tenant and reasonable attorneys' fees and disbursements, and
(ii) all such costs incurred by the Partnership prior to the date of this Agreement in connection with the Space Leases with Microsoft Corp. and/or Merck & Company, Inc. and not paid out of Gross Revenues prior to the date hereof, which costs are listed in Exhibit C hereto. "Leasing Costs" shall in no event include advertising and promotion costs in connection with the leasing of the Property or any other Operating Costs.
               1.46 "Leasing Guidelines" shall have the meaning set forth in Section 15.6.
               1.47    "Limited Partners" is defined in the
introductory paragraph of this Agreement and shall include all other Persons admitted to the Partnership as limited partners in accordance with Section 18.5 or any other provision of this Agreement.
               1.48 "Managing General Partner" shall mean Bayport, Ltd., a Florida limited partnership, or any replacement thereof as managing general partner of the Partnership made in accordance with the terms of this Agreement.
               1.49 "Mandatory Capital Contribution" shall mean, at any time, the sum of the Initial Capital Contribution and the aggregate amount of the Supplemental Capital Contribution theretofore advanced by the TSG Group to the Partnership as at such time.
               1.50 "Minimum Gain" shall mean, at any time, the aggregate amount of gain (of whatever character), if any, that would be realized by the Partnership if, with respect to each nonrecourse liability of the Partnership, the Partnership disposed of the property securing such liability by transferring such property (in a taxable transaction) in full satisfaction of such liability. For purposes of the preceding sentence, the term "nonrecourse liability" shall mean a liability of the Partnership with respect to which no Partner or related person (within the meaning of Regulations Section 1.752-4(b)) bears the economic risk of loss, as determined in accordance with Regulations Section 1.752-2. Each Partner's share of Minimum Gain shall be determined in accordance with Regulations
Section 1.704-2(g).
               1.51 "Net Effective Rent" shall have the meaning set forth in Section 15.6.
               1.52 "net excess insurance proceeds" shall have the meaning set forth in Section 12.6.
               1.53 "net income" shall have the meaning set forth in subsection 9.1.1.
               1.54 "net losses" shall have the meaning set forth in subsection 9.1.1.
               1.55 "net proceeds" shall have the meaning set forth in Section 12.6.
               1.56 "Non-Electing Partner" shall have the meaning set forth in Section 21.1.
               1.57    "Notices" shall have the meaning set forth in
Section 26.1.
               1.58 "notice partners" shall have the meaning set forth in Section 13.9.
               1.59 "Operating Costs" shall mean, with respect to any period, all costs and expenses of operating, maintaining, protecting and repairing the Property (determined on an accrual basis and, except as hereinafter set forth, in accordance with generally accepted accounting principles consistently applied) incurred by the Partnership in accordance with the applicable provisions of Article 15 and including, without limitation, the following: fees and reimbursement of expenses payable to the property manager; advertising and promotion costs in connection with the leasing of space in the Property; utilities; service contract costs for cleaning, maintenance and the like; cost of repairs (to the extent the same do not constitute Capital Costs); real estate taxes and assessments; interest and principal due and payable under the First Mortgage or any other loan approved as provided in
Section 15.8; interest on any loan made by the TSG Group pursuant to subsection 15.5(g); reasonable independent accountants' fees; and reasonable fees of outside counsel in the performance of routine legal matters related to the Property pursuant to this Agreement; but excluding (i) depreciation, amortization of prepaid leasing commissions, loan costs and other pre-paid expenses and other non-cash items, (ii) Capital Costs, (iii) Leasing Costs, (iv) Guaranteed Payments, and (v) amounts deducted in calculating net excess insurance proceeds or net proceeds.
               1.60 "Operating Deficit" for any period shall mean the excess of (a) the sum of (i) Operating Costs for such period and
(ii) the Guaranteed Payments for such period over (b) the sum of
(i) the Gross Revenues for such period, (ii) amounts available in the Building Reserve Account and (iii) the unadvanced portion of the Supplemental Capital Contribution to the extent available for the payment of amounts described in clause (a) hereof pursuant to
Section 7.2.
               1.61 "Operating Deficit Notice" shall have the meaning set forth in subsection 8.2.1.
               1.62 "Other Partner" shall have the meaning set forth in Article 20.
               1.63 "Other Party" shall have the meaning set forth in Article 25.
               1.64    "Outstanding Additional Capital
Contributions" shall mean the excess, if any, of (i) the aggregate amount of Additional Capital Contributions made by the TSG Group or the Existing Partners, as the case may be, as at the time in question over (ii) the aggregate amount of all distributions theretofore made to the TSG Group or the Existing Partners, as the case may be, pursuant to subsection 12.1.6.
               1.65 "Outstanding Unmatched Capital Contributions" shall mean the excess, if any, of (i) the aggregate amount of Unmatched Capital Contributions made by the TSG Group or the Existing Partners, as the case may be, as at the time in question over (ii) the aggregate amount of all distributions theretofore made to the TSG Group or the Existing Partners, as the case may be, pursuant to subsection 12.1.5.
               1.66 "Partner" shall mean each of the parties to this Agreement and any other Person to which an interest in the Partnership is hereafter transferred, and who is admitted to the Partnership, in accordance with the terms of this Agreement.
               1.67 "Partner Nonrecourse Debt Minimum Gain" shall mean, at any time, the aggregate amount of gain (of whatever character), if any, that would be realized by the Partnership if, with respect to each liability (i) that is nonrecourse within the meaning of Regulations Section 1.1001-2, and (ii) with respect to which a Partner or a related person (within the meaning of Regulations Section 1.752-4(b)) bears the economic risk of loss under Regulations Section 1.752-2, the Partnership disposed of the property securing such liability by transferring such property (in a taxable transaction) in full satisfaction of such liability. Each Partner's share of Partner Nonrecourse Debt Minimum Gain shall be as determined in accordance with Regulations Section 1.704-2(i)(5).
               1.68    "Partnership" shall mean the limited
partnership continued by this Agreement.
               1.69 "Partnership Accountants" shall mean the firm of KPMG Peat Marwick and their successors, or any other firm of independent certified public accountants hereafter selected in accordance with the applicable provisions of Section 15.8.
               1.70 "Percentage Interest" shall have the meaning set forth in Section 7.3.
               1.71 "Permitted Encumbrances" shall mean those defects, charges, liens, encumbrances and other matters set forth on Exhibit D annexed hereto and hereby made a part hereof.
               1.72    "Person" shall mean an individual,
partnership, corporation, trust or estate, unincorporated association, a Governmental Authority or any other legal entity.
               1.73 "Personal Property" shall mean all apparatus, machinery, devices, appurtenances, equipment, furniture, furnishings and other items of personal property used in connection with the operation and maintenance of the Improvements and/or the Property now or hereafter owned or leased by the Partnership.
               1.74 "Property" shall mean the Land, together with the Improvements and Personal Property situated thereon or, in the case of Personal Property, used in connection therewith, subject to the Permitted Encumbrances.
               1.75 "Purchase Option" shall have the meaning set forth in Section 21.3.
               1.76 "Requested Capital Funds" shall have the meaning set forth in subsection 8.2.3.
               1.77 "Requested Funds" shall have the meaning set forth in subsection 8.2.5.
               1.78 "Requested Operating Funds" shall have the meaning set forth in subsection 8.2.1.
               1.79 "Regulations" shall mean the Income Tax Regulations issued under the Code, as such Regulations may be amended from time to time.
               1.80 "Sale Option" shall have the meaning set forth in Section 21.3.
               1.81 "Selling Partner" shall have the meaning set forth in Article 20.
               1.82 "Space Lease" shall mean any lease, sublease, license, concession agreement or any other form of agreement, however denominated, affecting the use and occupancy of the Property or any portion thereof, and all renewals, modifications, amendments and other agreements affecting the same, including, without limitation, all space leases for office or retail use.
               1.83 "Space Tenant" shall mean any tenant, subtenant, licensee, concessionaire or other user, occupant or lessee of the Property or any portion thereof under any Space Lease, and any other user or occupant of the Property or any portion thereof.
               1.84 "Stated Valuation" shall have the meaning set forth in Section 21.2.
               1.85 "Supplemental Capital Contribution" shall have the meaning set forth in Section 7.2.
               1.86 "tax matters partner" shall have the meaning set forth in Section 13.9.
               1.87 "Title Company" shall have the meaning set forth in subsection 17.1.1.
               1.88 "Transfer" shall have the meaning set forth in Section 18.1.
               1.89 "TSG Excess" shall have the meaning set forth in subsection 23.3(H).
               1.90 "TSG Group" shall mean TSG and the TSG Limited Partners, which shall be the Limited Partners identified as members of the TSG Group in Exhibit A annexed hereto.
               1.91 "TSG Leasing Representative" shall have the meaning set forth in Section 15.6.
               1.92 "Uncontrollable Expense" shall have the meaning set forth in subsection 15.5(b).
               1.93 "Unmatched Capital Contribution" shall have the meaning set forth in subsections 8.2.5(B) and 8.2.6.
               1.94 "Unrecovered Capital" shall mean at any given time the excess of (i) the amount of the Mandatory Capital Contribution at such time over (i) all amounts theretofore distributed to the TSG Group pursuant to subsection 12.1.2.
               1.95 "Vacant Space" shall have the meaning set forth in Section 15.6.
               1.96 "Warranting Party" shall have the meaning set forth in Article 25.

           2.    Continuance of Partnership.
                 2.1 The Partners do hereby agree to continue the existence of the Partnership as a limited partnership pursuant to the provisions of the Florida Uniform Limited Partnership Act, as the same may heretofore have been or may hereafter be amended (the "Act"). The business and operations of the Partnership shall be conducted under the name of "TWC Ten, Ltd."
                 2.2 The Partnership was formed pursuant to a certificate of limited partnership of the Partnership filed pursuant to the Act. Promptly after the execution of this Agreement, the Managing General Partner shall file an amended and restated certificate of limited partnership in the office of the Department of State of the State of Florida pursuant to the Act. The Managing General Partner shall also, from time to time, execute or cause to be executed all such certificates (including limited partnership and fictitious name certificates) or other documents and cause to be done all such filing, recording, publishing or other acts as may be necessary to comply with the Act's requirements for formation and operation of the Partnership as a limited partnership under the laws of the State of Florida.

           3.    Term.
           The Partnership shall continue until December 31, 2010, or such earlier date on which the Partnership is terminated in accordance with the terms of this Agreement.

           4.    Scope of Partnership.
           The Partnership is and shall be a partnership formed for only the purposes specified in Article 5 and nothing contained in this Agreement shall be deemed to create a partnership between the Partners with respect to any activities whatsoever other than activities within the proper business purposes of the Partnership as specified in Article 5.

           5.    Purpose.
           The purposes of the Partnership are to own, operate, mortgage, exchange, lease, encumber, manage, alter, improve and dispose of the Property, and in all respects to act as owner thereof, upon and subject to all of the terms and conditions of this Agreement. The Partnership shall have such powers as are necessary to fulfill its purposes. The Partnership shall not engage in any other business without the prior consent of all Partners.

           6.    Principal Office; Agent
                 for Service of Process.

                 6.1 The place of business and principal office of the Partnership shall be in care of Dean Witter Realty, Inc., Two World Trade Center, 64th floor, New York, New York 10048, but other or additional places of business within and without the State of Florida and within the continental United States may be selected from time to time by the Managing General Partner, on Notice to the other Partners.
                 6.2 The Partnership's registered office within the State of Florida shall be care of CT Corporation System, 1200 South Pine Island Road, Plantation, Florida 33324. The name and address of the registered agent of the Partnership for service of process within the State of Florida shall be CT Corporation System, 1200 South Pine Island Road, Plantation, Florida 33324. In the event that the Person at any time acting as such agent ceases to act as such for any reason, the Managing General Partner shall appoint a substitute agent. The Managing General Partner shall give Notice to the other Partners of the appointment of each such substitute agent promptly after such appointment has been made.
Such agent is and shall be the agent of the Partnership upon which any process, notice or demand required or permitted by law to be served on the Partnership may be served.

           7.    Initial Capital Contribution; Supplemental
                 Capital Contribution; Percentage Interests.

                 7.1 The TSG Group is this day contributing the sum of $5,339,067.52 in cash to the capital of the Partnership, which sum shall constitute the initial capital contribution (the "Initial Capital Contribution") of the TSG Group. The Initial Capital Contribution of the TSG Group shall be applied as follows:
$5,078,481.07 to reduce the outstanding principal balance of the First Mortgage to $20,000,000 and to pay accrued and unpaid interest thereon and $260,586.45 to pay the Accrued Expenses listed on Exhibit E annexed hereto and made a part hereof.
                 7.2 Subject to the terms and conditions set forth in this Article 7, the TSG Group shall from time to time contribute up to an additional $3,660,932.48 in cash to the capital of the Partnership (the "Supplemental Capital Contribution") at the times and to pay the expenses described in this Section 7.2.
                       7.2.1  On the date hereof TSG shall
contribute $1,506,916.52 of its Supplemental Capital Contribution to the Partnership, such amount to be utilized to pay (a) reasonable costs of due diligence, title insurance premiums and closing costs incurred by the Partnership or the TSG Group in connection with the acquisition by the TSG Group of interests in the Partnership and the entering into of this Agreement and the Acquisition Agreement (except for real estate transfer, stamp or similar taxes, if any, which shall be paid by the Existing Partners) and up to $10,000 payable by the Partnership on account of legal fees and disbursements incurred by Prudential in connection with the modification of the First Mortgage pursuant to the terms of the Forbearance Agreement (it being understood that legal fees and disbursements incurred by Prudential and payable by the Partnership as aforesaid in excess of $10,000 shall be paid by the Existing Partners and legal fees and disbursements incurred by the TSG Group, on the one hand, and the Existing Partners and/or the Partnership, on the other hand, in connection with this Agreement, the Acquisition Agreement and the closing thereunder and the Forbearance Agreement and the modification of the First Mortgage pursuant to the terms thereof shall be paid by the TSG Group and the Existing Partners, respectively), (b) Leasing Costs listed in Exhibit C hereto and paid or incurred prior to the date of this Agreement for or in connection with the Space Leases with Microsoft Corp. and/or Merck & Company, Inc., which Leasing Costs shall be paid to Dean Witter Realty Growth Properties, L.P. in repayment of advances made by it to the Partnership to pay such costs, and (c) $100,000 to be paid to Bayport to reimburse it for an advance, excluding interest thereon, made by it to the Partnership to enable the Partnership to pay such amount to Prudential for an extension to May 15, 1993 of the Termination Date under the Forbearance Agreement referred to in
Section 1.30, which amount shall be applied by Bayport to the repayment of the principal amount of a loan made to it by The Taylor Simpson Group.
                       7.2.2  The balance of the Supplemental
Capital Contribution shall be contributed by the TSG Group to the Partnership from time to time, on Notice from the Managing General Partner as hereinafter provided, to pay the following expenses:
                             (A)  to the extent that the Gross
Revenues and the funds in the Building Reserve Account are at any time insufficient to pay all of the following which are then due, the Supplemental Capital Contribution shall be utilized to pay, to the extent of such insufficiency and in the following order of priority:
                            (i) principal and interest payments on
     the First Mortgage;
                           (ii) all other Operating Costs;
                          (iii) the Guaranteed Payments; and
                           (iv) Capital Costs;
provided, however, that in no event shall more than $377,486.16 in the aggregate of the Supplemental Capital Contribution be utilized pursuant to this subsection 7.2.2(A); and
                       (B)  the remaining balance of the
Supplemental Capital Contribution shall be utilized to pay Leasing Costs, to the extent that the Gross Revenues and the funds in the Building Reserve Account are insufficient to pay the same in full (it being understood that for all purposes of this Agreement including, without limitation, Section 8.2, the Gross Revenues and funds in the Building Reserve Account shall be applied first to pay the items listed in clauses (i) through (iv) of subsection 7.2.2(A), in the order of priority set forth therein before being utilized for any other purpose).
                       7.2.3  The TSG Group shall contribute the
portion of the Supplemental Capital Contribution specified in subsection 7.2.2 in installments from time to time within 21 days after the giving of Notice from the Managing General Partner to TSG and to The Trustees of Princeton University (the "Due Date" shall be deemed to be the expiration of said 21-day period) specifying the amount of the required installment, the costs or expenses specified in subsection 7.2.2 to be paid with such installment and that such costs or expenses are due or will become due within 60 days after the giving of such Notice; provided, however, that all amounts so called for by the Managing General Partner shall be for the payment of costs or expenses of the nature specified in subsection 7.2.2 which were incurred in accordance with the terms of this Agreement; and provided further, however, that if any amount so called for by the Managing General Partner has not been fully expended to pay the costs and expenses set forth in the Managing General Partner's Notice within 60 days after the giving of such Notice, such unspent amount shall be returned to the TSG Group but may thereafter be called for by the Managing General Partner in accordance with the terms of this Article 7 to the same extent as if such unspent amount had never been advanced by the TSG Group; and provided further, however, that the TSG Group shall have the right to contest in good faith its obligation to advance all or any portion of any installment of the Supplemental Capital Contribution called for by the Managing General Partner pursuant to subsection 7.2.2 by giving Notice to the Managing General Partner on or prior to the Due Date specifying the reasons for such contest by the TSG Group. If TSG gives such a Notice of contest, the period of time within such installment, or such portion thereof, must be paid shall be extended until the matter in contest has been resolved. Promptly after the giving of a Notice of contest, TSG shall meet with Bayport to attempt to resolve the matter in contest or, if that is not feasible, to agree upon an expeditious method of resolving the matter in contest (which may include a declaratory judgment action, arbitration or alternative dispute resolution). Upon a final resolution that all or any portion of such contested installment of the Supplemental Capital Contribution is payable by the TSG Group, such payable amount shall be paid to the Partnership with interest thereon from the Due Date of such installment at the rate of 14% per annum within 15 days after such resolution. Notwithstanding the foregoing, the TSG Group shall not be required to contribute any installment of the Supplemental Capital Contribution specified in subsection 7.2.2 so long as a Default (other than a Default which consists solely of the failure by the Existing Partners to advance all or any portion of Requested Capital Funds in the manner and within the time set forth in Article 8) shall be continuing.
                       7.2.4  The obligation of the TSG Group to
fund any then-unadvanced portion of its Supplemental Capital Contribution shall terminate at the end of a calendar year (the "Commitment Termination Year") if (i) any distribution of Available Net Income for the Commitment Termination Year and also for the calendar year immediately preceding the Commitment Termination Year has been made to the Existing Partners pursuant to Section 11.2 unless (ii) prior to the end of the Commitment Termination Year, the Existing Partners have contributed the entire amount of such distri-bution for the Commitment Termination Year to the capital of the Partnership pursuant to Section 8.1; provided, however, that for the purpose of enabling the Existing Partners to avoid the termination of the aforementioned obligation of the TSG Group, the time within which to satisfy the condition in clause (ii) shall be extended as follows: if any distribution of Available Net Income for the Commitment Termination Year is made pursuant to Section 11.2 within 15 days before the end of or is made after the end of such year, then the Existing Partners shall have the right to contribute such distribution to the capital of the Partnership within 15 days after their receipt thereof.
                 7.3 On the date hereof the residual interest (the "Percentage Interest") of the TSG Group is 50% and the Percentage Interest of the Existing Partners is 50%. Such Percentage Interests shall be allocated to each of the members of the TSG Group and to each of the Existing Partners as set forth on Exhibit A annexed hereto. The Percentage Interests of the TSG Group and the Existing Partners may be adjusted only pursuant to subsections 8.2.5 and
8.2.6 of this Agreement.
                 7.4 If the TSG Group shall fail on or before the Due Date to advance in full any installment of the Supplemental Capital Contribution when required to do so under Section 7.2, then so long as such failure has not been cured in the manner provided in
Section 7.5, the Existing Partners may at any time exercise one or more of the rights and remedies set forth below (provided that the rights set forth in subsections 7.4.1 and 7.4.3 shall be mutually exclusive):
                       7.4.1  The Existing Partners may, but shall
not be obligated to, initiate the buy-sell provisions set forth in
Article 21 in accordance with the terms and provisions thereof.
                       7.4.2  If the amount which the TSG Group so
fails to advance, alone or when added to the amount of any prior uncured default or defaults of the TSG Group in advancing any installment(s) of the Supplemental Capital Contribution, in the aggregate exceeds $100,000 and if, at the time of the latest default, no Default (other than a Default which consists solely of the failure by the Existing Partners to advance all or any portion of Requested Capital Funds in the manner and within the time set forth in Article 8) shall then be continuing, Bayport may, but shall not be obligated to, give Notice to TSG that it elects to exercise its rights under this subsection 7.4.2. Upon the date fixed in such Notice, which date shall not be earlier than the 15th day after the giving of such Notice to TSG (it being understood that the TSG Group may cure such default during such 15-day period and, if it is then the Managing General Partner of the Partnership, remain as such, by paying to the Partnership the amount of such installment(s) of the Supplemental Capital Contribution which the TSG Group has previously failed to advance, together with interest thereon at the rate of 14% per annum from the Due Date of each such installment to the date of such payment), without the necessity of any further act, TSG, if it is then the Managing General Partner of the Partnership, shall cease to be such, Bayport shall thereupon become the Managing General Partner of the Partnership (and if its interest in the Partnership shall theretofore have been converted to that of a Limited Partner, such interest shall once again become that of a General Partner) and TSG shall thereafter have no greater rights with respect to the management of the affairs of the Partnership than it had on the date of this Agreement when Bayport was the original Managing General Partner. The conversion of the interest in the Partnership of TSG from that of Managing General Partner to that of a General Partner and the conversion of the interest of Bayport in the Partnership from that of a Limited Partner to that of Managing General Partner
(i) shall not cause the Partnership to be dissolved and the business of the Partnership shall continue and be continued after such conversions and (ii) shall not affect or alter the shares of Available Net Income, Capital Proceeds, net income, net losses, gain, loss, deductions and credits of either TSG or Bayport. In addition, on and after the date fixed in such Notice, unless the TSG Group cures its default in the manner and within the time provided for above in this subsection 7.4.2, and whether or not TSG shall then be the Managing General Partner, TSG shall have no further right to convert the interest of Bayport from Managing General Partner to that of a limited partner, notwithstanding the fact that circumstances may thereafter arise which, but for this sentence, would entitle TSG so to do; provided, however, that the restriction on TSG set forth in this sentence shall not apply if (i) after the date fixed in such Notice, such default of the TSG Group is cured in the manner provided for in Section 7.5 and (ii) at the time such default is cured, or at any time thereafter, the TSG Group does not, by reason of a default by the Existing Partners in funding any Operating Deficit pursuant to subsection 8.2.1 or 8.2.2 and within the time period provided for in subsection 8.2.5, which default is not cured within the time period provided for in subsection 8.2.5(C), receive its Guaranteed Payment when due in any month.
                       7.4.3  The Existing Partners may, but shall
not be obligated to, cause a sale of the Property in accordance with the terms and provisions of Article 20.
                       7.4.4  The Existing Partners may, but shall
not be obligated to, advance to the Partnership an amount equal to the installment of the Supplemental Capital Contribution, or portion thereof, which the TSG Group has failed to advance, which advance shall constitute an installment of the Supplemental Capital Contribution by the TSG Group and a loan (a "Default Loan") by the Existing Partners to the TSG Group. Any such Default Loan shall bear interest at the annual rate of 14%, compounded monthly, shall be recourse to the TSG Group, on a joint and several basis, and until such Default Loan is paid in full, all (i) Guaranteed Payments and all distributions of whatever nature which would otherwise be paid or made by the Partnership to the TSG Group pursuant to this Agreement and (ii) all payments which would otherwise be made by the Existing Partners to the TSG Group pursuant to Section 8.3, shall instead be paid to the Existing Partners, notwithstanding anything to the contrary set forth in this Agreement, and shall be applied first to interest on and then to principal of the Default Loan, but for all other purposes of this Agreement, such payments and distributions shall be deemed to have been received by the TSG Group.
                       7.4.5 The Existing Partners may exercise any other rights or remedies which such Partners may have at law or in equity, including, without limitation, seeking personal recourse against the TSG Group on a joint and several basis on behalf of the Partnership and themselves for the unpaid installment of the Supplemental Capital Contribution, interest thereon from the Due Date of such installment at the rate of 14% per annum, attorneys' fees and other costs of the Existing Partners.
                 7.5 If the TSG Group shall fail to advance in full any installment of the Supplemental Capital Contribution when required so to do under Section 7.2 and within the time period provided for in Section 7.4, and if the TSG Group fails to cure such default in the manner and within the applicable time period, if any, provided for in Section 7.4 but such default is subsequently cured as hereinafter provided, the Existing Partners shall have no further right to exercise or to continue to exercise remedies consequent on such default; provided, however, that the provisions of this sentence shall not be applicable to any remedy the exercise of which was completed (or, in the case of the remedies provided for in subsections 7.4.1 and 7.4.3, initiated) by the Existing Partners pursuant to Section 7.4 prior to such payment and shall not serve to reinstate TSG as Managing General Partner if the remedy provided for in subsection 7.4.2 has theretofore been exercised. Any such default by the TSG Group shall be deemed cured upon the occurrence of any of the following: (i) payment in full by the TSG Group of the amount awarded to the Existing Partners in any action instituted by them pursuant to subsection 7.4.5 by reason of such default;
(ii) payment in full of any Default Loan made by the Existing Partners by reason of such default, together with all interest due thereon; and (iii) if cure is effected at any time prior to the entry of a judgment in any action instituted by the Existing Partners pursuant to subsection 7.4.5 and no Default Loan has been made by the Existing Partners by reason of such default, payment to the Partnership of the amount of the unpaid installment of the Supplemental Capital Contribution, together with interest thereon from the Due Date thereof at the rate of 14% per annum.
               7.6 On or prior to the date of this Agreement the Existing Partners (i) are contributing, and hereby do contribute, to the capital of the Partnership the liabilities set forth on the balance sheet included in the 1992 Financial Statements (as such term is defined in the Acquisition Agreement) in respect of shortfall loans due to them, in the amount of $1,232,516, additional shortfall loans due to them, in the amount of $3,295,259, and accrued interest thereon payable in the amount of $2,331,831.00, and
(ii) are causing to be discharged or otherwise satisfied the liability set forth in such balance sheet in respect of shortfall loans due to TWC Eleven, Ltd. in the amount of $829,771.
               7.7 The TSG Group hereby jointly and severally represents and warrants to Bayport and the Partnership that the partners of each of Bayrock Realty Associates L.P. and Westrock Realty Associates L.P., Ltd. (a) have committed, and are obligated to fund under the partnership agreements of such partnerships, amounts which in the aggregate equal the unfunded portion at the date hereof of the Supplemental Capital Contribution of the TSG Group, for recontribution by such partnerships to the Partnership and (b) have sufficient assets to fulfill the obligations set forth in clause (a) above. The TSG Group further agrees that the obligations of such partners in the partnership agreements of such partnerships to contribute such funds shall not be amended, modified or waived so long as the TSG Group remains obligated to contribute any portion of the Supplemental Capital Contribution to the Partnership.

           8.    Additional Capital Contributions;
                 Unmatched Capital Contributions.

                 8.1 If during any calendar year the Existing Partners shall receive a distribution of Available Net Income pursuant to Section 11.2, the Existing Partners shall have the right, but not the obligation, to contribute the entire amount of such distribution to the capital of the Partnership. If the Existing Partners make such a capital contribution for any calendar year, solely for the purpose of subsection 7.2.4, to the extent of such contribution, the Existing Partners shall not be deemed to have received a distribution of Available Net Income for the calendar year in question. If any such contribution is made by the Existing Partners, the full amount thereof shall be deposited by the Partnership in the Building Reserve Account, notwithstanding the fact that the balance in such account may then equal or exceed $1,000,000. Any capital contribution made by the Existing Partners pursuant to this Section 8.1 shall constitute an Additional Capital Contribution and shall not affect any Partner's Percentage Interest.
                 8.2 It is understood that the Partnership may from time to time require funds for the ongoing operation, leasing, maintenance and improvement of the Property for which sufficient amounts are not available to it from (a) the Gross Revenues, (b) mortgage and other loans made to the Partnership, (c) the Building Reserve Account and (d) contributions made and to be made by the TSG Group to the capital of the Partnership pursuant to Article 7. In order to help ensure that the Partnership will have required funds at all times, the Partners agree as follows:
                       8.2.1  If, as and when the Managing General
Partner shall determine that funds are, or within the immediately succeeding 60 days will be, required to meet an Operating Deficit of the Partnership, the Managing General Partner shall, by Notice to the Existing Partners (the "Operating Deficit Notice"), with a copy to TSG, specify the amount of what it believes to be the Operating Deficit of the Partnership at such time (such amount being hereinafter called the "Requested Operating Funds") and call upon the Existing Partners to advance the Requested Operating Funds to the Partnership. The Operating Deficit Notice shall itemize how the Requested Operating Funds will be applied. Within 21 days after the date of the giving of the Operating Deficit Notice, the Existing Partners shall advance to the Partnership the Requested Operating Funds. Any funds advanced by the Existing Partners to the Partnership pursuant to this subsection 8.2.1 shall be deemed to be Additional Capital Contributions, and shall not affect any Partner's Percentage Interest. The Existing Partners shall not be personally liable to the Partnership, the TSG Group or any other Person for their failure to advance funds to the Partnership pursuant to this subsection 8.2.1, but if the Existing Partners fail to advance any Requested Operating Funds to the Partnership when due, they shall thereby become subject to the provisions of subsection 8.2.5.
                       8.2.2  Notwithstanding anything to the
contrary hereinbefore contained, TSG, if it is not then the Managing General Partner, shall have the right from time to time, upon its determination in the exercise of reasonable business judgment that funds are, or within the immediately succeeding 60 days will be, needed to meet an Operating Deficit of the Partnership, to give Notice to the Managing General Partner requesting it to issue an Operating Deficit Notice to the Existing Partners, specifying the amount of the Requested Operating Funds which are then required and itemizing how such funds will be applied. If within 10 days after the date of giving of such Notice by TSG, the Managing General Partner has not issued an Operating Deficit Notice to the Existing Partners for the Requested Operating Funds, TSG may issue such Operating Deficit Notice without the consent or approval of the Managing General Partner. Upon the giving of such Operating Deficit Notice by TSG, the Existing Partners shall advance funds to the Partnership in accordance with subsection 8.2.1. Notwithstanding the foregoing, TSG shall not have the right to give either of the Notices provided for in this subsection 8.2.2, or to exercise any of the remedies provided for in subsection 8.2.5 upon the failure of the Existing Partners to advance funds to the Partnership pursuant to this subsection 8.2.2, if and so long as the TSG Group shall be in default of its obligations to advance to the Partnership any installment(s) of the Supplemental Capital Contribution pursuant to
Section 7.2 within the time period provided for in Section 7.4. The restriction on TSG set forth in the preceding sentence shall cease to apply (i) after the TSG Group has cured such default pursuant to the applicable provisions of Article 7 or (ii) if the TSG Group shall contest in good faith its obligation to advance the installment of the Supplemental Capital Contribution in question pursuant to subsection 7.2.3, after a final determination is issued in such contest which upholds the TSG Group's position or, if such determination requires payment by the TSG Group of all or part of such installment, then after issuance of such determination and payment by the TSG Group of the amount due pursuant to such determination.
                       8.2.3  If, as and when the Managing General
Partner shall determine that funds are, or within the immediately succeeding 60 days will be, required to meet a Capital Deficit of the Partnership, the Managing General Partner shall, by Notice to all Partners (the "Capital Deficit Notice"), a copy of which shall be sent to The Trustees of Princeton University, specify the amount of what it believes to be the Capital Deficit of the Partnership at such time (such amount being hereinafter called the "Requested Capital Funds") and call upon the TSG Group and the Existing Partners to advance to the Partnership their respective proportionate shares (calculated in accordance with their respective Percentage Interests at the time the Capital Deficit Notice is given) of the Requested Capital Funds. The Capital Deficit Notice shall itemize how the Requested Capital Funds will be applied. Within 21 days after the date of the giving of the Capital Deficit Notice, the TSG Group and the Existing Partners shall advance to the Partnership their respective proportionate shares of the Requested Capital Funds; provided, however, that neither the TSG Group nor the Existing Partners shall be required to contribute Requested Capital Funds if the other of them shall fail to advance its proportionate share of the Requested Capital Funds within the time period set forth above; and provided further, however, that if either the TSG Group or the Existing Partners shall advance its proportionate share of the Requested Capital Funds within such time period and the other of them shall not, the TSG Group or the Existing Partners, whichever has made such advance, shall be entitled to receive a refund of such advance from the Partnership. Unless they become Unmatched Capital Contributions in accordance with subsection 8.2.5 or 8.2.6, any funds advanced by the Partners to the Partnership pursuant to this subsection 8.2.3 and not refunded to them pursuant to the immediately preceding sentence shall be deemed to be Additional Capital Contributions, and shall not affect any Partner's Percentage Interest. Neither the TSG Group nor the Existing Partners shall be personally liable to the Partnership, the other Partners or any other Person for their failure to advance funds to the Partnership pursuant to this subsection 8.2.3, but if either the TSG Group or the Existing Partners shall fail to advance in full when due their proportionate share of the Requested Capital Funds to the Partnership when obligated to do so in accordance with this subsection 8.2.3, the TSG Group or the Existing Partners, as the case may be, shall thereby become subject to the provisions of subsection 8.2.5 or 8.2.6, as applicable.
                       8.2.4  Notwithstanding anything to the
contrary hereinbefore contained, TSG, if it is not then the Managing General Partner, shall have the right from time to time, upon its determination in the exercise of reasonable business judgment that funds are, or within the immediately succeeding 60 days will be, needed to meet a Capital Deficit of the Partnership, to give Notice to the Managing General Partner requesting it to issue a Capital Deficit Notice to the Partners, specifying the amount of the Requested Capital Funds which are then required and itemizing how such funds will be applied. If within 10 days after the date of giving of such Notice by TSG, the Managing General Partner has not issued a Capital Deficit Notice to the Partners for the Requested Capital Funds, TSG may issue such Capital Deficit Notice without the consent or approval of the Managing General Partner. Upon the giving of such Capital Deficit Notice by TSG, the Existing Partners and the TSG Group shall advance funds to the Partnership in accordance with, but subject to the terms of, subsection 8.2.3.
                       8.2.5  If (a) the Existing Partners shall
fail to advance all or any part of the Requested Operating Funds or the Requested Capital Funds (collectively, the "Requested Funds") which they are called upon and requested to advance pursuant to either an Operating Deficit Notice or a Capital Deficit Notice within 21 days after the date of giving of such Notice (the "Due Date" shall be deemed to be the expiration of said 21-day period), but only provided that the Existing Partners have not been excused from the making of such advances pursuant to subsection 8.2.2 or 8.2.3, as applicable, or (b) a Default shall occur under Article 17 (other than a Default arising out of a failure to advance funds referred to in clause (a) above), then and in either event, the TSG Group may at any time thereafter, but prior to such time, if ever, as such failure shall have been cured in the manner provided for in subsection 8.2.5(B) or such Default shall have been cured, exercise (which, in the case of the remedies provided for in subdivisions (A) and (D) of this subsection 8.2.5 shall mean the initiation thereof) one or more of the rights and remedies set forth below (provided that the rights set forth in subdivisions (A) and (D) of this subsection 8.2.5 shall be mutually exclusive):
                       (A)  The TSG Group may, but shall not be
obligated to, initiate the buy-sell provisions set forth in
Article 21 in accordance with the terms and provisions thereof.
                       (B) In the case of a failure by the Existing Partners of the nature described in clause (a) above, and provided that in the case of Requested Capital Funds the TSG Group shall have advanced and not elected to receive a refund of their proportionate share of such funds, the TSG Group may, but shall not be obligated to, contribute to the capital of the Partnership an amount equal to the portion of the Requested Funds which the Existing Partners failed to contribute. In the event the TSG Group shall contribute such funds to the capital of the Partnership, TSG shall promptly thereafter give Notice to Bayport of the making of such contribution, the amount thereof and the date on which it was made. If within 15 days after the giving of such Notice the Existing Partners do not cure such default by paying to TSG the amount of such contribution, together with interest thereon at the rate of 14% per annum from the date such contribution was made to the date of such payment, and provided that the Existing Partners have not theretofore cured such default pursuant to subsection 8.2.5(C) (to the extent applicable), the Percentage Interest of the Existing Partners immediately prior to the making of such contribution by the TSG Group shall be reduced (i) in the case of a failure by the Existing Partners to contribute all or any portion of any Requested Operating Funds, to a percentage equal to the product of such Percentage Interest and the following fraction:
                         $4,000,000                x .75
           $4,000,000 + (Amount of current (but
                          not prior) unfunded
                          Requested Operating Funds),

or (ii) in the case of a failure by the Existing Partners to contribute all or any portion of their proportionate share of Requested Capital Funds, to a percentage equal to the product of such Percentage Interest and the following fraction:
           $4,000,000 + (aggregate Additional Capital
                           Contributions and Unmatched
                           Capital Contributions theretofore
                         made by the Existing Partners)
           (Above numerator) + (Amount of unfunded Existing
               Partners' proportionate share of
                           current (but not prior) Requested
                     Capital Funds).

The Percentage Interest of the TSG Group shall be increased by the same amount by which the Percentage Interest of the Existing Partners is reduced pursuant to this subsection 8.2.5(B). If the Existing Partners cure their default within the 15-day period provided for above, the amount paid by them to the TSG Group (exclusive of interest) shall as of the date the original amount was advanced by the TSG Group constitute an Additional Capital Contribution. If the Existing Partners do not so cure their default, any amount advanced by the TSG Group pursuant to this subsection 8.2.5(B) and, in the case of a default by the Existing Partners in contributing their proportionate share of any Requested Capital Funds, the amount contributed by the TSG Group as its proportionate share of such Requested Capital Funds, shall constitute an Unmatched Capital Contribution.
                       (C)  If (i) the Existing Partners shall fail
prior to the Due Date to contribute their proportionate share of any Requested Capital Funds when obligated so to do pursuant to subsection 8.2.3 or, if applicable, subsection 8.2.4, such failure shall not have been cured pursuant to subsection 8.2.5(B) (to the extent applicable) and the amount of such default, alone or when added to the amount of any prior defaults of the Existing Partners in contributing any amount of Requested Capital Funds to the Partnership, in the aggregate exceeds $100,000, or (ii) a Default (other than a Default arising out of a failure to contribute funds referred to in clause (i) above) shall have occurred and be continuing, TSG may, but shall not be obligated to, by giving Notice to the Managing General Partner, change and convert the general partnership interest of Bayport to a limited partnership interest in the Partnership. If TSG exercises such right, upon the date fixed in such Notice, which date shall be not earlier than the 15th day after the giving of such Notice to the Existing Partners (it being understood that the Existing Partners may cure a default of the nature described in clause (i) above during such 15-day period and remain Managing General Partner by paying to the Partnership its proportionate share of the Requested Capital Funds in question, together with interest thereon at the rate of 14% per annum from the Due Date thereof to the date of such payment) without the necessity of any further act, the partnership interest of Bayport shall be converted to that of a Limited Partner and TSG shall thereupon become the Managing General Partner of the Partnership. From and after the date of such conversion, (a) TSG shall have all of the Managing General Partner's rights and responsibilities to manage and control the Partnership and all of the other rights and obligations set forth herein with respect to the Managing General Partner and
(b) Bayport, as a Limited Partner of the Partnership, shall be restricted as to its right to participate in the management of the Partnership as are all of the other Limited Partners of the Partnership pursuant to the terms and provisions of this Agreement; provided, however, that wherever in this Agreement the consent of Bayport (as opposed to the Managing General Partner) is required to any act, or any other right is afforded to Bayport (as opposed to the Managing General Partner), such consent requirement or other right shall continue in effect notwithstanding the conversion of Bayport's interest in the Partnership to that of a Limited Partner; and provided further, however, that notwithstanding the conversion of Bayport's interest in the Partnership from that of a General Partner to that of a Limited Partner, Bayport shall continue to share Available Net Income, Capital Proceeds, net income, net losses, gain, loss, deductions and credits of the Partnership to the same extent as it did while a General Partner of the Partnership. The conversion of the interest in the Partnership of Bayport from that of a General Partner to that of a Limited Partner shall not cause the Partnership to be dissolved and the business of the Partnership shall continue and be continued after such conversion. Promptly after such conversion, TSG shall prepare and file or cause to be prepared and filed an amendment to the Certificate of Limited Partnership of the Partnership which reflects such conversion.
                       (D)  The TSG Group may, but shall not be
obligated to, cause a sale of the Property in accordance with the terms and provisions of Article 20.
                       (E)  TSG may exercise any other rights or
remedies which the TSG Group may have at law or in equity; provided, however, that except as otherwise provided in the Acquisition Agreement, in no event shall the TSG Group be entitled to seek to enforce any personal liability against the Existing Partners, or any of them, by reason of such failure to advance or Default.
                       8.2.6  If the TSG Group fails to advance any
or all of the Requested Capital Funds when required to do so under
Section 8.2.3 in response to a Capital Deficit Notice within 21 days after the date of giving of such Notice (the "Due Date" shall be deemed to be the expiration of such 21-day period) and the Existing Partners have advanced and not elected to receive a refund of their proportionate share of such Requested Capital Funds, the exclusive remedy of the Existing Partners shall be that provided for in this subsection 8.2.6. The Existing Partners may, but shall not be obligated to, contribute to the capital of the Partnership an amount equal to the portion of the Requested Capital Funds which the TSG Group failed to contribute. In the event the Existing Partners shall contribute such funds to the capital of the Partnership, Bayport shall give Notice to TSG of the making of such contribution, the amount thereof and the date on which it was made. If within 15 days after the giving of such Notice the TSG Group does not cure such default by paying to Bayport the amount of such contribution, together with interest thereon at the rate of 14% per annum from the date such contribution was made to the date of such payment, the Percentage Interest of the TSG Group immediately prior to the making of such contribution by the Existing Partners shall be reduced to a percentage equal to the product of such Percentage Interest and the following fraction:

     (Mandatory Capital + (Aggregate Additional Capital
     Contribution)           Contributions and Unmatched
                             Capital Contributions thereto-
                             fore made by the TSG Group)
     (Above numerator)   + (Amount of unfunded TSG Group's
                  proportionate share of current
      (but not prior) Requested Capital
                             Funds).


The Percentage Interest of the Existing Partners shall be increased by the same amount by which the Percentage Interest of the TSG Group is reduced pursuant to this subsection 8.2.6. If the TSG Group shall cure its default within the 15-day period provided for above, the amount paid by the TSG Group to Bayport (exclusive of interest) shall as of the date the original amount was advanced by the Existing Partners constitute an Additional Capital Contribution. If the TSG Group does not so cure its default, any amount advanced by the Existing Partners pursuant to this subsection 8.2.6 and the amount contributed by the Existing Partners as their proportionate share of the Requested Capital Funds as to which the TSG Group is in default shall constitute an Unmatched Capital Contribution.
                 8.3 The TSG Group shall have the right, but shall not be obligated, at any time after December 31, 1998, either to
(A) exercise the buy-sell provisions set forth in Article 21 in accordance with the terms and provisions thereof or (B) cause a sale of the Property in accordance with the terms and provisions of
Article 20 if, during calendar years 1997 and 1998, the aggregate amount of Guaranteed Payments due and made to the TSG Group during such two-year period, distributions made to the TSG Group in respect of such two-year period pursuant to Article 11 and distributions made to the TSG Group during such period pursuant to subsections 12.1.1, 12.1.3 and 12.1.7 was not sufficient to have afforded the TSG Group during such two-year period an average annual non-compounded return of 12% on the average amount of its Unrecovered Capital outstanding in each year included therein. The TSG Group shall not have the right to exercise any remedy provided for in this
Section 8.3 until and unless TSG shall have given the Existing Partners at least 30 days' prior Notice setting forth the TSG Group's calculation of the return received by the TSG Group in such two-year period, together with the amount which the TSG Group must receive in order to afford it with its 12% return. The Existing Partners shall have the right, within the 30-day period specified above, to pay to the TSG Group the amount required to afford it its 12% return, and if such payment is made, the TSG Group's Notice of exercise of such remedy shall be deemed to have been withdrawn and the basis on which such Notice was given shall be deemed no longer to exist; provided, however, that the amount which the Existing Partners may pay to the TSG Group pursuant to this sentence shall not exceed the aggregate amount of distributions made in respect of such two-year period to the Existing Partners pursuant to Article 11 plus distributions made to the Existing Partners during such two-year period pursuant to subsections 12.1.4 and 12.1.7. Any such payment, if made, shall not constitute a capital contribution of the Existing Partners and shall not affect any Partner's Percentage Interest.
                 8.4 If any amount of Requested Funds called for by the Managing General Partner pursuant to this Article 8 or by TSG pursuant to subsections 8.2.2 or 8.2.4 has not been fully expended to pay the costs and expenses set forth in the Notice issued by the Managing General Partner or TSG, as applicable, within 60 days after the giving of such Notice, such unspent amount of Requested Funds shall be returned to the Partners contributing such amounts in proportion to the contributions made.
                 8.5 The provisions of Section 8.2 are intended only to govern the obligations of the Partners inter se, and shall not be enforceable against the Partners by any creditor of the Partnership or of any Partner, or by any party claiming by or through any such creditor.
                 8.6 Except as expressly provided in Article 7, this Article 8 or in any other Article of this Agreement, no Partner shall be required to make any capital contributions or loans to the Partnership. In no event shall any Additional Capital Contributions or Unmatched Capital Contributions made by the TSG Group reduce the amount of the Supplemental Capital Contribution which the TSG Group is then obligated to make.
                 8.7   For the purposes of Article 7 and this
Article 8, the TSG Group and the Existing Partners shall each be deemed to be one partner with one Percentage Interest.

           9.    Income and Losses.
                 9.1   For the purposes of this Agreement:
                       9.1.1  The terms "net income" and "net
losses" for any calendar year, or any fraction thereof, shall mean the net income or net losses of the Partnership, as the case may be, for such calendar year or fraction thereof, in each case including the amount, if any, of tax exempt income received or accrued and taking into account depreciation and amortization of the cost or other basis of Partnership property and expenditures of the Partnership described in Section 705(a)(2)(B) of the Code (including expenditures treated as described in Section 705(a)(2)(B) of the Code under Regulations Sec. 1.704-1(b)(2)(iv)(i)), excluding, however, gain or loss recognized by the Partnership on the sale, exchange or other disposition of any assets of the Partnership or upon a transaction of the nature described in Section 12.1 hereof. The Partnership shall determine all items of net income and net losses in accordance with principles applicable in determining taxable income or loss for federal income tax purposes for partnerships and consistent with accounting methods used by the Partnership in determining taxable income or loss for federal income tax purposes. In calculating net income or net losses for any period, Guaranteed Payments for such period shall be treated as an expense of the Partnership.
                       9.1.2 The term "Capital Account" shall mean, on the date of this Agreement, zero in the case of each of the Existing Partners (which amount, the parties hereto agree, is the fair market value of the property of the Partnership, net of the amount of the First Mortgage, as of the date hereof and which amount has also been determined after giving effect to (A) the contribution by the Existing Partners to the Partnership of the liabilities set forth in the balance sheet included in the 1992 Financial Statements (as such term is defined in the Acquisition Agreement) in respect of shortfall loans, in the amount of $1,232,516, additional shortfall loans, in the amount of $3,295,259, and accrued interest payable in the amount of $2,331,831, and (B) the discharge or other satisfaction of the liability set forth in such balance sheet in respect of shortfall loans due to TWC Eleven, Ltd. in the amount of $829,771), and, in the case of each member of the TSG Group, the amount contributed to the Partnership by such member on the date hereof. Subsequent to the date of this Agreement, the amount of the Capital Account of each Partner shall be increased by (i) the amount (including the fair market value of any contributed property, net of liabilities to which such property is subject) of all capital contributions, if any, made by such Partner pursuant to Section 7.2,
Section 8.1, Section 8.2 or otherwise, (ii) the amount of all net income credited to the Capital Account of such Partner pursuant to
Section 9.2, (iii) the amount of all income or gain credited to the Capital Account of such Partner pursuant to Section 9.4 and (iv) the amount of any gain credited to the Capital Account of such Partner pursuant to Sections 12.2 and 23.3, and shall be decreased by (a) the amount of all net losses charged to the Capital Account of such Partner pursuant to Section 9.3, (b) the amount of all Available Net Income distributed to such Partner pursuant to Article 11, (c) all amounts distributed to such Partner pursuant to Articles 12 and 23, and (d) the amount of any loss or deduction charged to the account of such Partner pursuant to Sections 9.4, 12.3 and 23.4. The term "Hypothetical Capital Account" shall mean the Capital Account of a Partner, increased by such Partner's share of Minimum Gain and Partner Nonrecourse Debt Minimum Gain.
                       9.1.3  If the Percentage Interests in the
Partnership of the TSG Group and the Existing Partners are changed pursuant to the terms of this Agreement during any calendar year, then except as may otherwise be required under Section 706 of the Code, the amount of all items to be credited or charged to the Capital Accounts of, and the amount of all items to be distributed to, the TSG Group and the Existing Partners for such entire calendar year in accordance with their respective Percentage Interests in the Partnership shall be allocated to the portion of such year which precedes the date of such change (and if there shall have been a prior change in such calendar year, which commences on the date of such prior change) and to the portion of such calendar year which occurs on and after the date of such change (and if there shall be a subsequent change in such calendar year, which precedes the date of such subsequent change), in proportion to the number of days in each such portion, and the amounts of the items so allocated to each such portion shall be credited or charged to the Capital Accounts of, or distributed to, the TSG Group and the Existing Partners in proportion to their respective Percentage Interests in the Partnership during each such portion of the calendar year in question.
                       9.1.4 For the purposes of this Article 9 and Articles 12 and 23 it shall be deemed that there are only two partners of the Partnership, the TSG Group and the Existing Partners. Any amounts allocated or distributed to the Existing Partners shall be allocated or distributed among the Existing Partners in such manner as they may agree to among themselves in compliance with the requirements of Code Section 704 and the Regulations thereunder. The Partners included in the Existing Partners have agreed on allocations and distributions among themselves pursuant to an agreement of even date herewith. Any amounts allocated or distributed to the TSG Group shall be allocated or distributed between or among the members of the TSG Group in proportion to their respective Percentage Interests set forth in Exhibit A hereto.
                 9.2 From and after the date of this Agreement, all net income of the Partnership for each calendar year or fraction thereof shall be credited to the Capital Accounts of the Partners as follows and in the following order of priority:
           (A) first, to the TSG Group and the Existing Partners in proportion to and up to the amount of Available Net Income distributed to each under subsection 11.2.1 for such calendar year or fraction;
           (B) next, to the TSG Group and the Existing Partners in proportion to and up to the amount of Available Net Income distributed to each under subsection 11.2.2 for such calendar year or fraction; and
           (C) any remaining net income shall be credited to the Capital Accounts of the Partners in accordance with Section 23.3 (without reference to the parenthetical clause in the first sentence of said Section); provided, however, that in applying such Section each of the Capital Accounts of the TSG Group and the Existing Partners shall be deemed to have a balance equal to the balance of its or their Hypothetical Capital Account.
                 9.3 From and after the date of this Agreement, all net losses of the Partnership for each calendar year or fraction thereof shall be charged to the Capital Accounts of the TSG Group and the Existing Partners in accordance with Section 23.4 hereof (without reference to the parenthetical clause in the first sentence of said Section); provided, however, that in applying such Section each of the Capital Accounts of the TSG Group and the Existing Partners shall be deemed to have a balance equal to the balance of its or their Hypothetical Capital Account.
                 9.4 Notwithstanding any other provision of this Agreement, from and after the date of this Agreement, the following allocations shall be made in the following order of priority:
                       9.4.1  If the Minimum Gain at the end of any
fiscal year or other period of the Partnership is less than the Minimum Gain at the end of the immediately preceding fiscal year or other period, then (before any other allocation of Partnership items for such fiscal year or other period under this Agreement) there shall be credited to the capital account of each Partner items of income and gain for such fiscal year or other period equal to the Partner's share of the net decrease in Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). The items of income and gain referred to in the preceding sentence are to be determined in accordance with Regulations Section 1.704-2(f)(6). This subsection 9.4.1 is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted in a manner that is consistent with such intent.
                       9.4.2  In the event that any Partner
unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes a negative balance or increases the negative balance in the Capital Account of such Partner, then items of Partnership gross income and gain shall be allocated to such Partner in an amount sufficient to eliminate such negative balance as quickly as possible; provided, however, that any allocation of income or gain shall be required under this sentence only if and to the extent that adjustments, allocations and distributions under this Agreement (other than this subsection 9.4.2) cause the Capital Account of such Partner to have an Excess Negative Balance at the end of the fiscal year or other period of the Partnership to which such adjustments, allocations and distributions relate. This subsection 9.4.2 is intended to comply with the requirements of Regulations
Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner that is consistent with such intent.
                       9.4.3  In the event any Partner has a
negative Capital Account at the end of any fiscal year or other period of the Partnership that is in excess of the sum of (i) the amount such Partner is obligated to restore and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), then items of Partnership income and gain shall be allocated to such Partner in the amount of such excess as quickly as possible.
                       9.4.4  In the event that any Partner bears
the economic risk of loss (within the meaning of Regulations
Section 1.752-2) with respect to any nonrecourse loan of the Partnership, then (a) the losses, deductions or Section 705(a)(2)(B) expenditures that are attributable to such nonrecourse loan for any fiscal year or other period shall be allocated to the Partners who bear the burden of such economic risk of loss in accordance with Regulations Section 1.704-2(i), and (b) if in any fiscal year or other period of the Partnership there is a net decrease in Partner Nonrecourse Debt Minimum Gain (such net decrease to be determined in accordance with Regulations Section 1.704-2(i)(4)) attributable to such nonrecourse loan, each Partner with a share of Partner Nonrecourse Debt Minimum Gain attributable to such nonrecourse loan (as determined in accordance with Regulations Section 1.704-2(i)(5)) as of the beginning of such year or other period shall be allocated items of income and gain for such year or other period (and, if necessary, for succeeding periods) equal to that Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain. This subsection 9.4.4 is intended to comply with the requirements of Regulations Section 1.704-2(i) and shall be interpreted in a manner that is consistent with such intent.
                       9.4.5  To the extent an adjustment to the
adjusted tax basis of any Partnership asset pursuant to Code
Section 734(b) or 743(b) is required, pursuant to Regulations
Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall, to the extent required by and in a manner consistent with such Regulations, be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be allocated to the Partners in a manner consistent with the adjustments to their Capital Accounts required by such Section of the Regulations.
                       9.4.6  For purposes of this Section 9.4, the
term "Excess Negative Balance" shall mean, with respect to any Partner, an amount, equal to the negative balance, if any, of the Capital Account of such Partner, determined after crediting to such Capital Account for this purpose an amount equal to any amount that such Partner is obligated to restore or is deemed obligated to restore under the penultimate sentences of Regulations
Sections 1.704-2(g)(1) and 1.704-2(i)(5) and after charging to such Capital Account for this purpose the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This subsec-
tion 9.4.6 is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent with such intent.
                 9.5 Notwithstanding any other provision of this Agreement, gain or loss recognized by the Partnership for federal income tax purposes with respect to any property contributed to the Partnership shall be allocated so as to take account of the difference between the fair market value of such property and its adjusted basis as of the date of such contribution in accordance with Section 704(c) of the Code.
                 9.6 Notwithstanding anything contained in this Agreement to the contrary, if any income or gain is realized by the Partnership for tax purposes by reason of (a) the contribution by the Existing Partners to the Partnership of the liabilities set forth in the balance sheet included in the 1992 Financial Statements (as such term is defined in the Acquisition Agreement) in respect of shortfall loans, in the amount of $1,232,516, additional shortfall loans, in the amount of $3,295,259, and accrued interest payable in the amount of $2,331,831, or (b) the discharge or other satisfaction of the liability set forth in such balance sheet in respect of shortfall loans due to TWC Eleven, Ltd. in the amount of $829,771, such income or gain shall be allocated to the Existing Partners.

           10.   Depreciation.
           The property and assets of the Partnership shall be depreciated for federal income tax purposes in accordance with the Code and, to the extent any elections in respect of depreciation are permitted by the Code, as may be agreed to by the General Partners.

           11.   Distribution of Available Net Income;
                 Guaranteed Payments.
               11.1    As used in this Agreement, the term
"Available Net Income" for any calendar year or fraction of a calendar year shall mean the excess, if any, of the Gross Revenues for such year, or fraction thereof, over the following paid or payable in respect of such year or fraction thereof: (a) principal of and interest on the First Mortgage or any other loan approved as provided in Section 15.8, (b) other Operating Costs, (c) Guaranteed Payments, (d) Capital Costs, (e) Leasing Costs and (f) the excess of $1,000,000 over the balance in the Building Reserve Account.
               11.2 From and after the date of this Agreement, the Available Net Income of the Partnership for each calendar year or fraction thereof shall be distributed as follows in the following order of priority:
                       11.2.1  first, an amount of such Available
Net Income shall be distributed (i) 20% to the Existing Partners and
(ii) 80% to the TSG Group until the TSG Group shall have received on account of the calendar year in question an amount which, when added to the Guaranteed Payments made to the TSG Group on account of such calendar year and any amounts previously distributed to the TSG Group on account of such calendar year pursuant to this Section 11.2 and subsections 12.1.1, 12.1.3 and 12.1.7, a return of 12% on the average amount of the Unrecovered Capital of the TSG Group outstanding during such calendar year, such return to be appropriately apportioned in the case of a partial calendar year; and
                       11.2.2  the balance, if any, of such
Available Net Income shall be distributed to the TSG Group and the Existing Partners in proportion to their respective Percentage Interests in the Partnership.
               11.3 All of the Available Net Income of the Partnership for each calendar year or fraction thereof shall be distributed, unless the Managing General Partner and, so long as Bayport is the Managing General Partner, TSG, determine otherwise, as promptly as possible after the close of the calendar year to which such Available Net Income relates; provided, however, that if the annual statements provided for in Section 13.3 for any calendar year indicate that Available Net Income for such year was larger than had been anticipated, an additional distribution on account of such calendar year shall be made promptly after such annual statements are issued.
               11.4 If at any time the balance in the Building Reserve Account is less than $1,000,000, the Partnership shall make deposits of Available Net Income (calculated without reference to clause (f) of Section 11.l) in the Building Reserve Account from time to time until the balance of the Building Reserve Account is at least equal to $1,000,000, such deposits to be made periodically during the course of each calendar year.
               11.5 The Partnership shall accrue and pay to the TSG Group Guaranteed Payments on a monthly basis in the applicable amount, and at the times, provided for in Section 1.34.

           12.   Proceeds of Mortgage Refinancing,
                 Partial Condemnation, Etc.
               12.1 Any net excess insurance proceeds (other than proceeds of rental or business interruption insurance), net proceeds of mortgage refinancing, partial condemnation, sales of easements, rights of way or similar interests in the property of the Partnership, and any other similar items which in accordance with generally accepted accounting principles are attributable to capital (collectively, "Capital Proceeds", it being understood that for purposes of this Article 12, rents payable to the Partnership under Space Leases shall not be deemed to be Capital Proceeds), shall be distributed as follows and in the following order of priority:
                       12.1.1  first, there shall be distributed to
the TSG Group up to an amount of Capital Proceeds which, when added to all Guaranteed Payments previously paid and all distributions previously made to the TSG Group pursuant to Article 11, this subsection 12.1.1 and subsections 12.1.3 and 12.1.7, results in the TSG Group having received a return of 12% per annum, compounded annually, on the average amount of its Unrecovered Capital outstanding during each year or any partial year between the date of this Agreement and the date of such distribution;
                       12.1.2  next, there shall be distributed to
the TSG Group an amount of Capital Proceeds up to the amount of the Unrecovered Capital of the TSG Group;
                       12.1.3  next, there shall be distributed to
the TSG Group up to an amount of Capital Proceeds which, when added to all Guaranteed Payments previously paid and all distributions previously made to the TSG Group pursuant to Article 11 and subsections 12.1.1, 12.1.2, 12.1.3 and 12.1.7 (including, without limitation, any distributions made to the TSG Group pursuant to subsections 12.1.1 and 12.1.2 contemporaneously with the making of a distribution to the TSG Group pursuant to this subsection 12.1.3), results in the Internal Rate of Return realized by the TSG Group equalling 14% as of the date of such distribution;
                       12.1.4     next, there shall be distributed
to the Existing Partners an amount of Capital Proceeds up to the amount of such proceeds contemporaneously being distributed to the TSG Group pursuant to subsection 12.1.3;
                       12.1.5  next, an amount of Capital Proceeds,
up to an amount equal to the then aggregate amount of the Outstanding Unmatched Capital Contributions of the TSG Group and the
Existing Partners, shall be distributed to the TSG Group and the Existing Partners in proportion to the then Outstanding Unmatched
Capital Contributions of each;
                       12.1.6  next, an amount of Capital Proceeds,
up to an amount equal to the aggregate amount of the Outstanding
Additional Capital Contributions of the TSG Group and the Existing
Partners, shall be distributed to the TSG Group and the Existing
Partners in proportion to the then Outstanding Additional Capital
Contributions of each; and
                       12.1.7  the balance, if any, of Capital
Proceeds shall be distributed to the TSG Group and the Existing
Partners in proportion to their respective Percentage Interests in the Partnership.
               12.2 From and after the date of this Agreement, any gain realized by the Partnership in connection with any transaction or proceeds of the nature described in Section 12.1 shall be credited to the Capital Accounts of the Partners in accordance with Section 23.3 (without reference to the parenthetical clause in the first sentence of said Section); provided, however, that in applying such Section each of the Capital Accounts of the TSG Group and the Existing Partners shall be deemed to have a balance equal to the balance of its or their Hypothetical Capital
Account.
               12.3 From and after the date of this Agreement, any loss incurred by the Partnership in connection with any transaction or proceeds of the nature described in Section 12.1 shall be charged to the Capital Accounts of the Partners in accordance with Section 23.4 (without reference to the parenthetical clause in the first sentence of said Section); provided, however, that in applying such Section each of the Capital Accounts of the TSG Group and the Existing Partners shall be deemed to have a balance equal to the balance of its or their Hypothetical Capital
Account.
               the proceeds of the type mentioned herein shall be distributed to the Partners promptly after receipt thereof by the Partnership unless the Managing General Partner and, so long as Bayport is the Managing General Partner, TSG determine otherwise.
               12.5 The provisions of this Article 12 shall not apply upon the sale of the Property and the liquidation of the Partnership, it being understood that in such circumstances the provisions of Article 23 shall apply.
               12.6 For the purposes of this Article 12, "net excess insurance proceeds" shall mean the gross proceeds of any casualty insurance recovery less (i) the costs of all repairs or restoration of the damage resulting from such casualty, as approved by TSG, (ii) the costs of adjusting the loss and (iii) principal and interest required to be paid as a result of such casualty under the First Mortgage or any other mortgage approved in accordance with
Section 15.8. In no event shall "net excess insurance proceeds" include proceeds of rent or business interruption insurance. For the purposes of this Article 12, "net proceeds" shall mean with respect to all other transactions covered by Section 12.1, the amount by which the gross proceeds from such transaction exceed the sum of (a) the amounts, if any, used to pay unpaid principal and interest under the First Mortgage or any other mortgage approved in accordance with subsection 15.8, and (b) reasonable transaction costs paid to third parties, including, without limitation, brokerage commissions, transfer taxes, documentary stamp taxes, insurance premiums, closing costs, origination fees and fees of counsel to any lender and the Partnership.

           13.   Books and Records.
     Partnership, the Managing General Partner shall keep or cause to be kept full and complete books of account in which shall be entered fully and accurately each transaction of the Partnership. All such books of account, together with an executed copy of this Agreement and the Certificate of Limited Partnership of the Partnership, any amendments hereto or thereto and any other records required by the Act to be maintained by the Partnership, shall at all times be maintained at the principal office of the Partnership, or at such other office of the Partnership as may be designated for such purpose by the Managing General Partner, and shall be open to the inspection and examination of the Partners and their representatives during reasonable business hours. Such books shall be kept on the basis of an accounting period consisting of a calendar year.
               13.2 The Managing General Partner shall cause to be prepared from the books of the Partnership as at the end of each calendar year (a) a balance sheet, (b) statements of net profits or losses, changes in the Partners' respective Capital Accounts, individually and in the aggregate, and changes in the financial position of the Partnership for the calendar year then ended and
(c) statements of Available Net Income and Capital Proceeds for such calendar year and the respective shares thereof of the TSG Group and the Existing Partners. Such financial statements shall be examined annually in accordance with generally accepted auditing standards by the independent certified public accountants then regularly retained by the Partnership and adjusted, to the extent necessary, to make them conform to generally accepted accounting principles and shall include an examination of the internal controls of the Partnership.
               13.3 The Managing General Partner shall send to the Partners each year (a) within 90 days after the close of each calendar year an annual report of the Partnership, including the balance sheet and financial statements provided for in Section 13.2 and including the opinion of the independent certified public accountants then regularly retained by the Partnership, and (b) promptly after the Partnership's tax returns have been approved in accordance with Section 13.7, an annual statement indicating the share of each Partner of the net income, net losses, gain, loss, depreciation and other relevant items of the Partnership for such calendar year for federal income tax purposes, prepared or reviewed by the independent certified public accountants then regularly retained by the Partnership.
               13.4 The Managing General Partner shall require, in each management agreement entered into by the Partnership, that the managing agent thereunder submit to TSG, simultaneously with their submission to the Partnership, all statements and reports submitted by such managing agent to the Partnership in respect of the Property, including, without limitation, rent rolls, monthly statements of receipts, disbursements and delinquencies, monthly or quarterly operating statements and the like. The Managing General Partner shall deliver or cause to be delivered to TSG (i) promptly after the execution thereof, a true, correct and complete copy of each Space Lease and each amendment to a Space Lease hereafter entered into and (ii) such other data and information available to the Managing General Partner and relating to the Property as TSG may from time to time reasonably request.
               13.5 The Managing General Partner shall establish procedures to ensure that all deeds, leases, contracts, title records, surveys and other documentation, records and financial information relating to the ownership, maintenance, development and sale of the Property are maintained in safekeeping and organized and accessible to the Partners. Each Partner and its representatives shall have the right, at the expense of the Partner taking such action or on whose behalf such action is being taken and upon reasonable Notice, to inspect, examine and copy all books, records, files and other documents of the Partnership (including, without limitation, those maintained for the Partnership by its managing agent) at all reasonable times during normal business hours at the offices of the Partnership or at such other place as any of the same may then be regularly maintained pursuant to the management agreement then in effect with respect to the Property.
               13.6 The Partnership will retain the Partnership Accountants as the independent certified public accountants for the Partnership.
               13.7 Federal, state and local income tax returns of the Partnership shall be prepared or caused to be prepared by the Managing General Partner and reviewed by the independent certified public accountants then regularly retained by the Partnership.
Copies of all tax returns of the Partnership shall be furnished for review and approval to TSG within 75 days after the close of each calendar year. If TSG shall fail to approve or disapprove any such return within 20 days after the same is furnished to TSG, then TSG shall be deemed to have approved such return. If TSG shall disapprove any such return in whole or in part within such 20-day period, or if (a) such 20-day period shall not have expired, (b) TSG shall have failed to approve or disapprove any such return and
(c) less than 5 days shall remain prior to the date on which an application for an extension to file such return must be filed with the appropriate taxing authority, then and in either such event the Managing General Partner shall file or cause to be filed such an application with such taxing authority on or prior to such date.
The income and deductions of the Partnership shall be reported for tax purposes under the accrual method of accounting. The annual accounting period of the Partnership for tax purposes shall be the calendar year. Except as may otherwise be provided in this Agreement, any allocation to a Partner of a portion of the net income, net losses, gain or loss of the Partnership provided for in this Agreement shall be deemed an allocation to that Partner of the same proportionate part or the same amount of each item of income, gain, loss, deduction or credit as is earned, realized or available by or to the Partnership for federal income tax purposes.
               13.8 Any tax credits available to the Partnership under any provisions of the Code shall, subject to the applicable provisions of the Code, be shared equally by the TSG Group and the Existing Partners. Each item of Partnership income and deduction shall be separately reported on each Partner's income tax return pursuant to Income Tax Regulation 1.702-1(a). Tax decisions and elections for the Partnership not expressly provided for in this Agreement shall be agreed upon by the General Partners. Prompt
Notice shall be given to TSG or Bayport upon receipt of advice by either of them that the Internal Revenue Service intends to examine Partnership income tax returns for any prior year.
               13.9 The Managing General Partner at the close of each tax year of the Partnership shall be the "tax matters partner" of the Partnership within the meaning of Section 6231(a)(7) of the Code for such tax year. The tax matters partner shall promptly take such action as may be necessary to cause Bayport and TSG to become "notice partners" within the meaning of Section 6231(a)(8) of the Code. The tax matters partner shall keep Bayport and TSG apprised of all material matters which come to the attention of the tax matters partner in its capacity as tax matters partner by giving
Notice thereof to Bayport and TSG within 10 days after the tax matters partner becomes informed of any such matter or within such shorter period as required to comply with any applicable statutory or regulatory provision. The tax matters partner, in its capacity as tax matters partner, shall not, without the prior approval of TSG and Bayport in each instance, take any action under any of Sections
6222 through 6232 of the Code or any other action which, under the terms of this Agreement, requires the approval of TSG. TSG, if it is not then the Managing General Partner, shall have the right, upon Notice to Bayport, to assume the duties of the tax matters partner.
              13.10 Each of Bayport and TSG shall have the right to participate in all audits, appeals and other proceedings or procedures conducted or proposed to be conducted with respect to the federal, state or local tax returns of the Partnership, and neither Bayport nor TSG shall take any action in connection with any such audit, appeal, proceeding or procedure without the prior consent of the other of them.

           14.   Bank Accounts.
           All funds of the Partnership shall be deposited in one or more accounts (including a separate account for the Building Reserve Account) in the name of the Partnership in NationsBank or such other bank or banks as may be designated by the Managing General Partner and approved by TSG. Withdrawals from any such bank account or accounts shall be made only in the regular course of the Partner-ship's business. All such withdrawals shall be made upon such signature or signatures as the Managing General Partner may designate. Notwithstanding the foregoing, one or more Persons designated by the TSG Group shall at all times be authorized to make withdrawals from such accounts for Partnership purposes; provided, however, that the TSG Group agrees that no such Person shall exercise his right to make any such withdrawals until and unless either (i) TSG has become the Managing General Partner in accordance with the terms of this Agreement or (ii) an event of default by the Existing Partners shall have occurred, in which case any such Person may exercise its right to make withdrawals solely for the purpose of curing such event of default, which right may be exercised
(a) immediately in the case of a failure to make Guaranteed Payments or to pay amounts due under the First Mortgage or (b) in the case of any other event of default only provided that the Existing Partners are not proceeding to remedy such event of default in accordance with the provisions of Article 17 or, in the good faith judgment of TSG, immediate action must be taken to prevent the forfeiture of or material damage to the Property. No funds of the Partnership shall be commingled with the funds of any other Person. The Managing General Partner shall use reasonable efforts to keep funds of the Partnership on hand from time-to-time invested in savings accounts, certificates of deposit, governmental obligations, repurchase obligations of commercial banks in respect of governmental obligations or other high grade interest-bearing obligations. The Managing General Partner shall, promptly after receipt, send to the TSG Group copies of the monthly statements for the Partnership's bank accounts and investments made with the funds from time-to-time on deposit in such accounts.

           15.   Management and Powers.
               15.1    The management and control of the
Partnership's business shall be exercised, and subject to the restrictions set forth in the further provisions of this Article 15, all decisions to be made by the Partnership shall in each case be made, by the Managing General Partner. Whenever in this Agreement it is provided that consent is required of, or a demand shall be made by, or an act or thing shall be done by or at the direction of the Partnership, or any words of like import are used, it is intended that all such consents, demands, acts and things shall, subject to the restrictions hereinafter set forth, be made, given or done by the Managing General Partner.
               15.2 Subject to the restrictions set forth in the further provisions of this Article 15, the Managing General Partner is hereby authorized and vested with the power on behalf of the Partnership to execute and/or modify Space Leases, to exercise on behalf of the Partnership the rights and remedies of the landlord and to enforce the obligations of the Space Tenants under Space
Leases; to sell or exchange the Property, or any portion thereof, for property, cash or on terms, or any combination thereof; to alter or improve the Improvements; to obtain loans for the Partnership, secured or unsecured, from any source, including one of the Partners, and to secure the same by mortgaging, assigning for security purposes, pledging or hypothecating all or any part of the Partnership property or assets; to prepay in whole or in part, refinance, recast, increase, modify or extend any mortgage, assignment, pledge or other security instruments; to operate and maintain the Property and to pay out of Partnership funds such expenses as are necessary to carry out the provisions of this Agreement; to hire managing and leasing agents to perform its obligations with respect to the management of the Property; and to take all other actions and to execute any and all other contracts, documents and instruments as it may deem appropriate to carry out the intents and purposes of this Agreement. Any Person dealing with the Partnership may rely on any instrument or document signed by the Managing General Partner on behalf of the Partnership and shall be fully protected in so doing; and no Person shall be required to inquire into the authority of the Managing General Partner to execute any instrument or document, or to take any other action, on behalf of the Partnership.
               15.3 The General Partners shall meet on a regular basis, not less frequently than quarterly (except as the General
Partners shall otherwise agree) to review the operations of the Partnership, to review and, if appropriate, revise the operating and capital improvement budgets and the Leasing Guidelines theretofore approved by the General Partners as hereinafter provided and to consider and pass upon other matters which, pursuant to the further provisions of this Article 15, are to be submitted to the General
Partners for their approval.  One of such meetings each year (the
"Budget Meeting") shall be held not later than 30 days before the close of the then current calendar year for the purpose of reviewing and approving the budgets and Leasing Guidelines for the ensuing calendar year. Unless otherwise agreed upon, all such meetings shall be held at the principal office of the Managing General
Partner.
               15.4 Either General Partner shall have the right from time to time to call a special meeting of the General Partners on not less than 15 days' prior Notice to the other General Partner.
Such Notice shall set forth the purpose of such meeting and an agenda in respect of the same. Unless otherwise agreed upon, each special meeting shall be held at the principal office of the Managing General Partner.
                 15.5 (a) The Managing General Partner agrees to prepare or cause to be prepared and to submit to TSG annually for approval at the Budget Meeting an operating budget and a capital improvement budget with respect to the Property for the next-succeeding calendar year. Such budgets shall be submitted to TSG at least 30 days prior to the Budget Meeting. The operating budget shall set forth the projected income and receipts from the Property for such next-succeeding calendar year and the Operating Costs to be incurred during such year, such Operating Costs to be set forth in reasonable detail with each category of income and expense listed on a separate line. The capital improvement budget shall set forth in reasonable detail a description of all capital improvements, repairs, replacements and alterations in respect of which the Managing General Partner proposes to incur Capital Costs during the next-succeeding calendar year and the estimated cost of each thereof, with each such improvement, repair, replacement or alteration to be listed on a separate line.
                       (b)  Upon approval by TSG of an operating
budget for the Property, the Managing General Partner shall have the right, without the further consent or approval of TSG, to incur and pay the Operating Costs set forth in such approved budget, provided that in the case of any Operating Cost which is not an Uncontrollable Expense (as hereinafter defined) the Managing General
Partner shall not have the right to incur or pay the same if it exceeds by more than 10% the amount set forth on the appropriate line for the category of expense involved in the approved operating budget or if such expenditure will cause the aggregate amount of Operating Costs which are not Uncontrollable Expenses to exceed by more than 5% the aggregate amount of such Operating Costs provided for in such approved budget. As used in this subsection 15.5(b), the term "Uncontrollable Expense" shall mean an item of expense, the amount of which is not within the power of the Managing General
Partner to control and shall include real estate taxes, debt service payable in respect of any mortgage or other loans obtained in accordance with the terms of this Agreement, premiums for insurance approved by the General Partners, fixed charges under contracts entered into in accordance with the terms of this Agreement and utility charges. Upon approval by TSG of a capital improvement budget for the Property, the Managing General Partner shall similarly have the right, without further consent or approval of TSG, to make the capital improvements, repairs, replacements and alterations set forth in such budget and to pay the Capital Costs thereof, provided that the Capital Cost of any such capital improvement, repair, replacement or alteration does not exceed by more than 10% the amount thereof set forth for such item in the approved capital improvement budget and provided that the Capital
Cost of all such capital improvements, repairs, replacements and alterations does not exceed by more than 5% the aggregate amount set forth in such capital improvement budget.
                       (c)  If at any time the Managing General
Partner desires to make a capital improvement, repair, replacement or alteration, the cost of which will constitute a Capital Cost, or to incur an Operating Cost, which is not provided for in an approved capital improvement or operating budget, the Managing General
Partner shall not proceed with such improvement, repair, replacement or alteration, or shall not incur such cost, without TSG's prior consent. If at any time it becomes evident to the Managing General
Partner that the Capital Cost of any capital improvement, repair, replacement or alteration provided for in an approved capital improvement budget will exceed by more than 10% the amount budgeted therefor in such budget, or the aggregate amount of the Capital
Costs of all capital improvements, repairs, replacements and alterations provided for in such budget will exceed by more than 5% the amount budgeted therefor in such budget, the Managing General
Partner shall not proceed further with the making of such capital improvement, repair, replacement or alteration or, where the aggregate amount set forth in an approved capital improvement budget will be exceeded by more than 5%, with any of such capital improvements, repairs, replacements or alterations, without the consent of TSG. Similarly, if at any time it becomes evident to the Managing General Partner that any Operating Cost which is not an Uncontrollable Expense will exceed by more than 10% the amount set forth in respect thereof in the relevant approved operating budget, or that all Operating Costs which are not Uncontrollable Expenses will exceed by more than 5% the aggregate amount budgeted therefor in such operating budget, the Managing General Partner shall not incur the Operating Cost in question, or, where the aggregate amount of such Operating Costs will exceed by more than 5% the aggregate amount budgeted for in such approved operating budget, the Managing
General Partner shall not incur any of such Operating Costs, without the consent of TSG. Notwithstanding anything to the contrary set forth in this subsection, if in the reasonable good-faith judgment of the Managing General Partner any capital improvement, repair, replacement or alteration must at any time be undertaken, or any Operating Cost incurred, immediately in order to protect the Property or any portion thereof or to avoid accident or injury to Persons, the Managing General Partner shall make such capital improvement, repair, replacement or alteration or incur such Operating Cost without regard to the approved budgets and without first securing the approval of TSG, provided that the Managing
General Partner shall use its reasonable efforts to limit the work performed to the minimum required to remedy the emergency condition pending approval by TSG of more extensive work and the Managing
General Partner shall notify TSG promptly of any such expenditure made or incurred which exceeds $10,000.
                       (d) If at the beginning of any calendar year any capital improvement budget or operating budget or any item contained in any such budget shall not have been approved by TSG, then any items in such capital improvement budget or operating budget which have been approved shall become operative immediately, no other amounts provided for in such capital improvement budget shall be expended by the Managing General Partner until and unless approved by TSG, and the Managing General Partner shall have the right to expend in respect of items not approved by TSG in such operating budget up to (i) the amount provided for in respect thereof in the operating budget for the calendar year then ended, multiplied by (ii) the percentage, if any, by which the CPI increased between the month of November in the calendar year then ended and the month of November in the preceding calendar year.
                       (e)  The TSG Group and the Existing Partners
agree that the operating budget should provide for such expenditures, and in such amounts, as are necessary for the maintenance and operation of the Improvements as a first-class office building in the Tampa, Florida, metropolitan area. In the event of a dispute between the Managing General Partner and TSG over whether an expenditure should be included in the operating budget for any year, the Managing General Partner and TSG, in attempting to resolve such dispute, shall be guided by the practices then being followed in respect of such expenditure at the office buildings set forth on Exhibit F. In the event of a dispute between the Managing
General Partner and TSG over the amount included in respect of any expenditure in the operating budget for any year, TSG shall have the right to require that the Managing General Partner obtain two or more competitive bids from qualified Persons with respect to such expenditure, and the lowest such bid, or such other bid as shall be acceptable to both the Managing General Partner and TSG, shall be the amount included in the operating budget in respect of such expenditure.
                       (f)  The TSG Group and the Existing Partners
understand that certain expenditures provided for in a capital improvement budget may be for repairs and replacements that must be made for the Improvements and their systems to continue to function
(e.g., major roof repairs, replacement of air conditioning compressors and the like). The TSG Group and the Existing Partners recognize that if a dispute arises between them as to whether or not to make any expenditure of such nature, the issue will likely be whether and the extent to which such expenditure must be made during the year to which the capital budget then being considered relates.
In order to resolve any such dispute, the Managing General Partner shall furnish to TSG a list of at least three reputable engineers or other appropriate experts in the Tampa, Florida, area, none of whom shall be an Affiliate or in the regular employ of the Managing
General Partner or any Affiliate thereof, from which TSG shall choose one. The engineer or other expert so chosen by TSG shall then determine whether and to what extent the expenditure in dispute should be made, which determination shall be binding on the TSG
Group and the Existing Partners with respect to the capital improvement budget then being considered. In the event of a dispute between the Managing General Partner and TSG over the amount included in respect of any expenditure in a capital improvement budget, TSG shall have the right to require that the Managing
General Partner obtain two or more competitive bids from qualified
Persons with respect to such expenditure, and the lowest such bid, or such other bid as shall be acceptable to both the Managing
General Partner and TSG, shall be the amount included in such budget in respect of such expenditure.
                       (g)  The TSG Group, provided it has not
theretofore defaulted in contributing any installment of the Supplemental Capital Contribution to the Partnership pursuant to
Section 7.2 or, if it has, such default has theretofore been cured as provided in Article 7, shall have the right, in its discretion, and without the consent of the Existing Partners, to add to the approved capital improvement budgets for calendar years 1995, 1996 and thereafter up to the following amounts for the purpose of paying the costs of capital improvements, other than repairs and replacements of structural elements of the Improvements or the mechanical, electrical, plumbing, HVAC, fire safety or fire protection systems of the Improvements, which the TSG Group, in its discretion, determines should be made: (i) up to $200,000 to the calendar year 1995 approved capital improvement budget; (ii) up to the excess of $300,000 over the amount added by the TSG Group to the approved capital improvement budget for calendar year 1995 pursuant to this subsection 15.5(g) to the calendar year 1996 approved capital improvement budget; and (iii) to the approved capital improvement budget for each calendar year after 1996, up to the excess of $400,000 over the aggregate amount added by the TSG Group to the approved capital improvement budgets for all prior calendar years pursuant to this subsection 15.5(g). Any such additions shall be made by Notice by TSG to the Existing Partners not later than 15 days after the capital improvement budget for the calendar year in question has been approved by setting forth in such Notice a general identification of the items sought to be added to any capital improvement budget. Any amount added by the TSG Group to a capital improvement budget pursuant to this subsection 15.5(g) shall be funded in one of the following two ways as selected by the Existing Partners, which selection shall be made by Notice to TSG given within 15 days after Notice of the addition of such amount has been given by TSG to the Existing Partners: (a) such added amount may be funded in the same manner as any other expenditures provided for in the approved capital improvement budget for such year - i.e., funded out of Gross Revenues, the Building Reserve Account and capital contributions made pursuant to subsection 8.2.3 or 8.2.4, as applicable; provided, however, that if the funding option provided for in this clause (a) is selected by the Existing Partners and the Existing Partners then fail to advance their proportionate share of any capital call made pursuant to subsection 8.2.3 or 8.2.4 to fund in whole or in part the additional amount so added to the approved capital improvement budget in question, the sole remedy of the TSG
Group for such failure shall be that provided for in subsection
8.2.5(B) and such remedy shall be exercisable by the TSG Group only if the TSG Group has advanced to the Partnership as an Unmatched
Capital Contribution the full amount of such capital call; or (b) such additional amount may be funded in its entirety by the TSG
Group, which funding shall constitute a non-recourse loan by the TSG
Group to the Partnership, such loan to bear interest at the rate of 12% per annum, to be payable as to interest annually in arrears
(such interest payment to be deemed to be an Operating Expense for all purposes of this Agreement) and to be payable as to principal
(and any unpaid interest) upon the dissolution and liquidation of the Partnership before any distributions are made to the Partners.
If the Existing Partners fail to make the selection provided for in the preceding sentence within the time period set forth therein, they shall be deemed to have selected the option set forth in clause
(b) above.
                       (h) TSG shall have the right to require that the Managing General Partner obtain two or more competitive bids from qualified Persons, none of whom shall be an Affiliate or in the regular employ of the Managing General Partner or any Affiliate thereof, with respect to any expenditure provided for in the approved operating budget or the approved capital improvement budget for any calendar year, but only if TSG gives the Managing General
Partner Notice of such requirement in respect of any such expenditure before the Managing General Partner has committed to retain or engage any Person to perform the service or furnish the materials covered by such expenditure. Where bids are obtained in accordance with the immediately preceding sentence, the Managing
General Partner shall retain or engage the lowest bidder, or such other bidder as shall be acceptable to both the Managing General
Partner and TSG.
                       (i)  The operating budget and capital
improvement budget for the portion of 1993 remaining after the date hereof have heretofore been submitted to and approved by TSG.
                 15.6   (a)  At least 30 days before each Budget
Meeting, the Managing General Partner shall submit to TSG for its approval a schedule setting forth an acceptable range of net effective rent per square foot (the "Net Effective Rent") for each space held for rental in the Improvements which is then vacant or the Space Lease of which will expire during the ensuing calendar year (the "Vacant Space"). Net Effective Rent shall be the total annual base rent per square foot to be charged for any Vacant Space over the proposed lease term less the sum of (i) the cost or amount per square foot of any concessions (other than free or reduced rent) to be granted in connection with the leasing of such Vacant Space,
(ii) the amount of any leasing commissions per square foot to be incurred in connection with the leasing of such Vacant Space, (iii) the costs per square foot to be incurred by the Partnership for tenant alterations and/or allowances in lieu thereof in respect of such Vacant Space and (iv) estimated annual base operating costs and real estate taxes per square foot for such Vacant Space which will be payable by the Partnership over the proposed lease term, which difference shall be divided by the number of years (including any fraction of a year expressed as a fraction) in the proposed lease term for such Vacant Space. The Managing General Partner shall also submit to TSG with such schedule for TSG's approval:
                       (A)  a range of concessions and/or free rent
                 per square foot to be offered to prospective tenants of each Vacant Space;
                       (B)  a range of costs for tenant alterations
                 and/or allowances in lieu thereof per square foot for each Vacant Space based on varying assumptions as to the size of the Vacant Space being rented, the length of the term of the Space Lease and the amount of the annual rent which is to be received for such space; and
                       (C)  a range of lease terms for each Vacant
                 Space.
For the purposes of this Agreement, the schedule of Net Effective
Rent and the information described in clauses (A), (B) and (C) above, as approved by TSG from time to time, shall be referred to herein as the "Leasing Guidelines." If the Managing General Partner and TSG shall be unable to agree upon any of the items in proposed
Leasing Guidelines submitted by the Managing General Partner by the commencement of the calendar year to which such Leasing Guidelines relate, the Managing General Partner shall promptly submit to TSG a list of four or more reputable leasing brokers which are active in the Tampa, Florida, area, none of whom shall be an Affiliate or in the regular employ of the Managing General Partner or any Affiliate thereof, from which TSG shall select three. The item or items in dispute shall then be submitted separately to each of such three brokers for its opinion as to what such item or items should be, based on then-current market conditions. The average of the responses received from such three brokers in respect of any such items shall be incorporated into the Leasing Guidelines for such calendar year.
                       (b) Upon approval of the Leasing Guidelines, the Managing General Partner shall lease space in the Property in accordance with the provisions of this Article 15. The Managing
General Partner shall cooperate and consult with Alan C. Vaughan, Paul E. Taylor III or any other person hereafter designated by TSG in a Notice to the Managing General Partner as a leasing representative of the TSG Group (collectively, the "TSG Leasing
Representative") on efforts to rent the Vacant Space in the ensuing calendar year. The Managing General Partner shall have the right to submit leasing proposals to prospective tenants for any of the Vacant Space, provided that each such proposal does not deviate from any of the standards set forth in the approved Leasing Guidelines, except as follows:
                 (i) Net Effective Rent shall not be less than 90% of the Net Effective Rent for such space in such Leasing Guidelines,
               (ii) the lease term shall not be less than 90% of the shortest lease term for such space in such Leasing
           Guidelines and shall not be longer than the longest lease term proposed for such space in such Leasing Guidelines,
              (iii) the concessions and/or free rent shall not be greater than 110% of the amounts thereof for such space in such Leasing Guidelines and
               (iv)    the costs of tenant alterations and/or
           allowances in lieu thereof shall not be greater than 110% of the amounts thereof for such space in such Leasing
           Guildines;
and provided that each such proposal is first submitted to TSG's
Leasing Representative, it being understood that the prior consent of TSG's Leasing Representative shall not be required for the submission by the Managing General Partner to a prospective tenant of any lease proposal which meets the requirements set forth above in this sentence and in a notice sent in accordance with the last sentence of this subsection 15.6(b). The TSG Leasing Representative shall have the right to require the Managing General Partner or its agent to submit and pursue a leasing proposal to a prospective tenant provided such proposal meets the requirements of the preceding sentence. The Managing General Partner will keep the TSG
Leasing Representative informed of leasing inquiries or proposals by prospective tenants or their brokers or agents and of lease renewal or extension or space expansion inquiries or proposals made by current Space Tenants or their brokers or agents; and the Managing
General Partner shall not refuse to pursue and shall not reject any such inquiry or proposal received by it without first consulting with the TSG Leasing Representative. If a lease proposal submitted to a prospective tenant in accordance with this subsection 15.6(b) is accepted by the prospective tenant, and provided that any modification of such proposal agreed to by the Managing General
Partner (in consultation with the TSG Leasing Representative) does not cause such proposal to cease to meet the requirements of the second sentence of this subsection, the Managing General Partner shall cause a lease to be prepared embodying the terms of such proposal and shall submit the same to the prospective tenant and the TSG Leasing Representative. The Managing General Partner shall then use its reasonable efforts to cause the prospective tenant to agree to the terms of such lease. After a lease is negotiated with a prospective tenant (it being understood that the TSG Leasing
Representative shall have the right to participate in such negotiations), the Managing General Partner shall submit to the TSG
Leasing Representative for review and approval such negotiated lease and a summary of any material variations of such negotiated lease from the Partnership's standard form of lease and shall not enter into such lease until and unless such variations have been approved by the TSG Leasing Representative. In no event shall a lease be entered into with a prospective tenant until and unless the creditworthiness of such prospective tenant has been approved by the TSG Leasing Representative and the Managing General Partner. The
Partnership shall not provide services called for by Space Leases nor shall the Managing General Partner enter into any lease or transaction or conduct any activity upon notification by the TSG
Leasing Representative that such services, lease, transaction or activity would cause or would be likely to cause any constituent entity of the TSG Group exempt from income taxation pursuant to Code
Section 501 to have any "unrelated business taxable income" (as that term is defined in Code Section 512).
                       (c)  TSG shall have the right from time to
time to meet with the Property manager, the leasing agent for the Property and the Partnership Accountants and the right to visit and inspect the Property, in each case after giving prior Notice thereof to Bayport (which in this instance only may be by telephone or facsimile transmission). The Existing Partners shall not have the right to have any Person acting on their behalf present at any such meeting or visit.
                       (d)  The TSG Group and the Existing Partners
hereby agree that the management and leasing agent for the Property shall be Wilson Management Company until and unless such agent is changed pursuant to Section 15.8.
               15.7    At or prior to each regularly scheduled
meeting of the General Partners, but in no event less frequently than once in each calendar quarter, the Managing General Partner shall submit to TSG reports which set forth for the elapsed portion of the then current calendar year, to the extent of information then obtainable for the Property, (i) the rental and other income received by the Partnership, (ii) the status of the Partnership's efforts in renting Vacant Space or extending expiring Space Leases, setting forth the rents per square foot being obtained, the amount of any concessions or free rent being granted, the amount of any leasing commissions being paid or incurred and the tenant alterations or allowance expense per square foot being incurred,
(iii) a schedule of any vacancies which occurred during the calendar year in question and which were not set forth on the Leasing
Guidelines, setting forth for such vacant space the information in respect thereof which would have been included in the Leasing
Guidelines submitted to TSG in connection with the Budget Meeting if the Managing General Partner had known at that time that the space in question would become vacant, (iv) updated capital improvement and operating budgets, setting forth in comparative form the amounts provided for in the approved budgets, the amounts actually incurred to date and the estimated amounts to be incurred during the remainder of the calendar year in question, (v) a description of any advertising and promotion programs undertaken or to be undertaken during such calendar year, and (vi) a description of all pending litigations instituted by or against the Partnership and the status of each. In addition, at the end of the second quarter in each calendar year, the Managing General Partner shall submit to TSG updated Leasing Guidelines which shall incorporate changes in the Leasing Guidelines previously approved for such year by TSG which may be necessary to reflect then-current market conditions and which shall be subject to the approval of TSG.
               15.8 Notwithstanding anything to the contrary set forth in this Article 15 or elsewhere in this Agreement, it is agreed that the Managing General Partner shall not have the right or power on behalf of the Partnership, without the prior consent of TSG, to take any of the following actions:
                       15.8.1  except as may otherwise be provided
in Articles 8, 20 and 21, sell, exchange, transfer, convey, assign or otherwise dispose of or encumber the Property or any portion thereof or any interest therein (other than the sale of items of Personal Property which are being replaced by items of like value and utility);
                       15.8.2  acquire or lease any property, except
as contemplated by an approved budget and the applicable provisions of this Agreement;
                       15.8.3  make any expenditure or incur any
obligation except in accordance with an approved budget and the applicable provisions of this Agreement;
                       15.8.4  prepay in whole or in part,
refinance, recast, increase, modify or extend any mortgage, assignment, pledge or other security instrument;
                       15.8.5 extend credit or make any loans in an aggregate amount in excess of $10,000 at the time outstanding or make any investments except as provided in Article 14;
                       15.8.6  enter into, modify, amend, terminate
or renew any property management and/or leasing agreement for the Property or any maintenance agreement with respect to common areas on the Property and adjoining property or any occupancy agreement with respect to the Parking Area (as defined in the Declaration of Restrictions and Easements for Bayport Plaza dated August 27, 1985 between the Partnership and TWC Eleven, Ltd., as amended (the
"Declaration")); provided, however, that TSG hereby approves the existing property management and leasing agreement dated May 28, 1985 with Wilson Management Company, as amended by a first amendment dated December 17, 1991 and by a second amendment dated as of the date hereof;
                       15.8.7  dismiss Wilson Management Company as
property manager and leasing agent for the Property or engage any other property manager and/or leasing agent or agents for the Property;
                       15.8.8  initiate or undertake any course of
defense in connection with any litigation, arbitrations or dispute resolution proceedings brought against the Partnership, or settle any claim involving the Partnership or the Property, except for the settlement or defense of claims against the Partnership where the claims and the cost of defense thereof are covered by insurance;
                       15.8.9  settle any casualty insurance claim
involving an amount in excess of $50,000;
                       15.8.10  dismiss KPMG Peat Marwick or their
successors as the certified public accountants for the Partnership or engage any other certified public accountants for the Partnership;
                       15.8.11  agree to the settlement of any
proceeding brought for the taking of all or any portion of the Property in condemnation or by eminent domain, or to the sale of all or any portion of the Property in lieu of such a taking;
                       15.8.12  implement any insurance program with
respect to the Property or modify any such insurance program;
                       15.8.13  make any tax election not provided
for elsewhere in this Agreement;
                       15.8.14  assume any obligations of a Space
Tenant under a lease of space in a building not owned by the Partnership;
  15.8.1Lease for use in the Improvements or make any material modifications in any standard form of Space Lease previously approved by TSG;
                       15.8.16  dissolve, liquidate or reorganize
the Partnership, except as provided in this Agreement;
                       15.8.17  compromise or otherwise settle
accounts receivable in excess of $10,000 in the aggregate in any fiscal year of the Partnership;
                       15.8.18  become a surety, guarantor, endorser
or accommodation endorser for any Person as to an aggregate amount in excess of $10,000 at any time outstanding;
                       15.8.19  borrow any money on behalf of the
Partnership;
                       15.8.20  dismiss Annis, Mitchell, Cockey,
Edwards & Roehn as legal counsel for the Partnership or engage any other legal counsel for the Partnership;
                       15.8.21  consent to any assessment or
statement of audit changes proposed by the Internal Revenue Service or any state or local authorities which would result in the altering of any amount entered on a tax return of the Partnership by more than $5,000 or would result in altering the character of any item entered on a tax return of the Partnership;
                       15.8.22  amend, terminate or give any
approval, consent or waiver under (i) the Covenants, Restrictions and Land Management Agreement dated July 23, 1984 among the
Partnership, TWC Eleven, Ltd. and Tampa Port Authority, (ii) the
Declaration or (iii) the Consent Agreement regarding Bayport Plaza Encroachments dated the date of this Agreement between the Partnership and TWC Eleven, Ltd.; or
                       15.8.23  commit an Act of Insolvency of the
nature described in Section 19.3(i), (ii), (iv), (v) or (vi).
               15.9 Subject to the availability of requisite funds to the Partnership, the Managing General Partner shall cause the Partnership to comply with the First Mortgage, the Space Leases and all other material agreements and shall not suffer or permit a default on the part of the Partnership to occur thereunder.
              15.10 The Managing General Partner agrees, at the request of any Partner, to cause the Partnership, if it has not already done so, to make an election under Section 754 of the Code, or under the comparable provisions of any subsequent law, to adjust the basis of the Partnership's property under Sections 734 and 743 of the Code as of the date of this Agreement. It is understood that the books and records of the Partnership shall be kept, and all allocations of net income, net losses, gain and loss hereunder shall be made, without taking into account the effects of such election, which effects shall be reflected only in the tax returns of the Partnership.
              15.11    In the event that the Managing General
Partner shall request the consent or approval (an "Approval
Request") of TSG or the TSG Leasing Representative pursuant to any of the terms and provisions of this Agreement, unless a different time period for a response is specified elsewhere in this Agreement, TSG or the TSG Leasing Representative shall have 10 days from the time Notice of the Approval Request is received by TSG or the TSG
Leasing Representative to approve or deny the Approval Request.  If
TSG or the TSG Leasing Representative fails to give Notice of its approval or denial of any Approval Request within such 10-day period, TSG or the TSG Leasing Representative shall be conclusively deemed to have approved the matter or matters to which such Approval
Request relates. Any Approval Request to which this Section 15.11 applies shall contain a heading in capital letters to the effect that if a response is not given by TSG or the TSG Leasing
Representative within 10 days after its receipt of such Approval
Request, the matter or matters to which such Approval Request relates shall be deemed approved. The provisions of this Section
15.11 shall not apply to approvals of TSG of the operating budget, the capital improvement budget or the Leasing Guidelines but shall apply in respect of such budgets and Leasing Guidelines to requests by the Managing General Partner for approval (i) to make expenditures not provided for in an approved budget, (ii) to make expenditures provided for in an approved budget which exceed the budgeted amount by more than the latitude granted to the Managing
General Partner in Article 15 or (iii) to enter into a Space Lease which deviates from any of the Leasing Guidelines by more than the latitude granted to the Managing General Partner in Article 15 or in which material changes have been made in the approved standard form of Space Lease. The provisions of this Section 15.11 shall also not apply to the approval by TSG of Partnership tax returns.
              15.12    If Dean Witter Realty Growth Properties, L.P.
shall cease to be the general partner of Bayport and Bayport is at the time the Managing General Partner, TSG may, but shall not be obligated to, by giving Notice to the Managing General Partner, change and convert the general partnership interest of Bayport to a limited partnership interest in the Partnership. If TSG exercises such right, upon the date fixed in such Notice, without the necessity of any further act, the partnership interest of Bayport shall be converted to that of a limited partner and TSG shall thereupon become the Managing General Partner of the Partnership.
From and after the date of such conversion, (a) TSG shall have all of the Managing General Partner's rights and responsibilities to manage and control the Partnership and all of the other rights and obligations set forth herein with respect to the Managing General
Partner and (b) Bayport, as a Limited Partner of the Partnership, shall be restricted as to its right to participate in the management of the Partnership as are all of the other Limited Partners of the Partnership pursuant to the terms and provisions of this Agreement; provided, however, that wherever in this Agreement the consent of Bayport (as opposed to the Managing General Partner) is required to any act, or any other right is afforded to Bayport (as opposed to the Managing General Partner), such consent requirement or other right shall continue in effect notwithstanding the conversion of Bayport's interest in the Partnership to that of a Limited Partner;
and provided further, however, that notwithstanding the conversion of Bayport's interest in the Partnership from that of a General
Partner to that of a Limited Partner, Bayport shall continue to share Available Net Income, Capital Proceeds, net income, net losses, gain, loss, deductions and tax credits of the Partnership to the same extent as it did while a General Partner of the Partnership. The conversion of the interest in the Partnership of Bayport from that of a General Partner to that of a Limited Partner shall not cause the Partnership to be dissolved and the business of the Partnership shall continue and be continued after such conver-sion. Promptly after such conversion, TSG shall prepare and file or cause to be prepared and filed an amendment to the Certificate of Limited Partnership of the Partnership.
              15.13 Contemporaneously with the giving or receipt by the Managing General Partner of any notice or communication under
(i) the Covenants, Restrictions and Land Management Agreement dated
July 23, 1984 among the Partnership, TWC Eleven, Ltd. and Tampa Port Authority (ii) the Declaration, or (iii) the Consent Agreement regarding Bayport Plaza Encroachments dated the date of this Agreement between the Partnership and TWC Eleven, Ltd., the Managing
General Partner shall give a copy thereof to TSG.

           16.   Rights and Duties of Partners.
               16.1 The Managing General Partner shall be res-ponsible for the affairs of the Partnership and the supervision of its business activities. The Managing General Partner agrees to devote to the Partnership such of its time and to render such services as may be required for the efficient conduct of the business of the Partnership and to carry out the purposes of this Agreement. Without limiting the generality of the foregoing, the Managing General Partner shall have the authority and obligation to obtain casualty, comprehensive general liability, rent or business interruption insurance and any other form of insurance to protect the Partnership's interest in the Property, subject to the provisions of subsection 15.8.12. No compensation shall be paid to the Managing General Partner for such services (other than distributions to which the Managing General Partner may otherwise be entitled to under the terms of this Agreement by virtue of its partnership interest in the Partnership), but the Managing General Partner shall be entitled to charge the Partnership, or to be reimbursed by the Partnership, for all out-of-pocket expenses reasonably incurred by it in connection with the Partnership's business and which are provided for in the applicable approved operating budget, but shall not include overhead expenses of the Managing General Partner.
               16.2 Subject to the applicable provisions of Article 15 and Section 16.4, the Managing General Partner may engage, on behalf of the Partnership, such Persons as it, in its judgment, shall deem advisable in the operation and management of the business of the Partnership, including, without limitation, architects, engineers, attorneys, accountants, leasing agents, managing agents, appraisers and experts, on such terms and for such compensation as the Managing General Partner, in its discretion, shall determine, but subject to compliance with the approved operating budget or capital improvement budget, as applicable, and the provisions of
Article 15 relating thereto. Unless TSG agrees, the Partnership shall have no employees.
               16.3 It is expressly understood that any Partner and the partners of any Partner which is a partnership may engage in any other business, investment or profession, including the construction, development or ownership of or the investment in real estate and the operation and management of real estate, whether located in the State of Florida or elsewhere and whether or not in direct competition with the Property, and neither the Partnership nor any of the other Partners shall have any rights in and to said businesses, investments or professions, or the income or profits derived therefrom.
               16.4 Provided that TSG first consents thereto, the fact that an Affiliate of the Managing General Partner is directly or indirectly interested in or connected with any Person employed by the Partnership to render or perform a service or from which or to whom the Partnership may buy or sell merchandise or other property shall not prohibit the Managing General Partner from employing such Person or from dealing with it on competitive terms and at competitive rates of compensation, and neither the Partnership nor any Partner thereof shall have any right in or to any income or profits derived therefrom.
               16.5 No General Partner shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Partners for any acts performed within the scope of the authority conferred on it by this Agreement or for its failure or refusal to perform any acts except those expressly required by or pursuant to the terms of this Agreement or for any loss in connection with the affairs of the Partnership unless such General Partner acts in bad faith or is guilty of willful misconduct, gross negligence or fraud.
               16.6 The Partnership shall indemnify each General Partner and its agents, employees, partners, officers, directors and shareholders, from and against all claims, losses, damages, assessments, charges and liabilities (including reasonable attorneys fees and expenses) which may be asserted against, imposed on or incurred by such General Partner, its agents, employees, partners, officers, directors or shareholders, by reason of its being a General Partner of the Partnership or as a result of the performance of its duties or rights hereunder; provided, however, that the foregoing indemnity shall not apply to any claim, loss, damage, assessment, charge or liability resulting from bad faith, willful misconduct, gross negligence or fraud of such General Partner. Recourse by such General Partner under the indemnification provided for in this Section 16.6 shall be limited to the assets of the Partnership.
               16.7 In the event the Partnership is obligated to indemnify Liberty Street/Bayport, Ltd., a Florida limited partnership (the "Investor Manager"), pursuant to Section 8(b) of that certain Investor Office Management Agreement dated May 28, 1985 by and between the Partnership and the Investor Manager (the "Investor Agreement"), Bayport shall indemnify the Partnership from and against all costs of such indemnification by the Partnership of the Investor Manager.
               16.8 Except as otherwise expressly provided in this Agreement, no Partner shall have the right to withdraw from the Partnership or demand the return of all or any part of its contribution to the capital of the Partnership until the Partnership shall have been dissolved and terminated, and then only to the extent provided in this Agreement, nor shall any Partner have the right to demand or receive property other than cash in return of its contribution.
               16.9  The Managing General Partner shall use
reasonable efforts to include in any contract, document or instrument executed by the Managing General Partner on behalf of the Partnership a clause limiting the liability of the General Partners under such contract, document or instrument to the assets of the Partnership.
               16.10 The Limited Partners shall not take part in the management of the Partnership's business or transact any business for the Partnership, and shall have no power to sign for or bind the Partnership.
              16.11 Except as otherwise provided in this Agreement, so long as there shall be more than one General Partner, the General Partner which is not the Managing General Partner shall have no right or power to sign for or bind the Partnership, or otherwise to act on behalf of the Partnership.

           17.   Default by Existing Partners.
               17.1 The occurrence of any of the following events shall constitute an "event of default" on the part of the Existing
Partners:
                        17.1.1   (a) Any defect in the Partnership's
title to the Property exists on the date of this Agreement and is not disclosed on the owner's title insurance policy issued to the Partnership by Chicago Title Insurance Company (the "Title Company") in connection with the entering into of this Agreement by the TSG Group, and (b) the Title Company disclaims liability for such defect by reason of knowledge of such defect by any of the Existing Partners.
                        17.1.2   A default shall occur under the
First Mortgage which is not solely attributable to (i) a failure by the TSG Group to fund in a timely fashion any installment of its Supplemental Capital Contribution when due in accordance with this Agreement, (ii) the failure of the TSG Group or any member thereof to comply with any covenant specifically applicable to it in any of the documents which evidence and secure the First Mortgage loan or in this Agreement, (iii) the failure or refusal by TSG to approve any expenditure or other action, the making or taking of which requires the approval of TSG under this Agreement and the failure to make or take which constitutes an event of default under the First Mortgage or (iv) a sale of the Property brought about by the TSG Group, or if the provisions of any First Mortgage which refinances the First Mortgage existing at the date hereof make such acquisition a default thereunder, the acquisition by the TSG Group of the interests of the Existing Partners in the Partnership pursuant to
Article 21 where the TSG Group is the Electing Partner.
                        17.1.3   The discovery prior to the second
anniversary of the date of this Agreement of an event, circumstance or condition (including, without limitation, any condition on, in or under the Property or the area surrounding the Property), which occurred or existed prior to the date of this Agreement and is not disclosed in the Environmental Reports (as such term is defined in the Acquisition Agreement) and now or hereafter constitutes or creates a violation or liability with respect to the Property and/or the Partnership under Environmental Laws (any such event, circumstance or condition, if any, is hereafter referred to as the "Pre-Existing Environmental Problem") and Bayport shall (a) fail, at its expense, promptly to cure or remediate any Pre-Existing Environmental Problem and/or to prosecute such cure or remediation with due diligence through to completion and/or shall fail to engage an environmental consultant reasonably satisfactory to the TSG Group to advise Bayport and assist in the formulation and implementation of an appropriate remediation plan or (b) in the event a lien is filed against the Property as a result of any Pre-Existing Environmental Problem, Bayport shall fail, at its expense, to have such lien bonded, satisfied or discharged with due diligence or
(c) in the event a third party claim is brought against the Partnership as a result of any Pre-Existing Environmental Problem, Bayport shall fail at its expense diligently to defend or settle such claim and/or to pay any amount due in respect of such claim in accordance with any settlement thereof agreed to by Bayport or any final judgment determined in respect thereof.
                        17.1.4   The Existing Partners, or any of
them, shall default in complying with or performing any of their agreements, obligations and undertakings contained in this Agreement.
                        17.1.5  Bayport defaults in complying with
or performing any of its obligations under Section 5.3 of the Acquisition Agreement.
                 17.2 An event of default under Section 17.1 shall not constitute a default under this Agreement (a "Default") until and unless:
                        17.2.1  in the case of an event of default
of the nature described in subsection 17.1.1, 17.1.4 or 17.1.5, TSG shall have given Notice to Bayport specifying such event of default and such event of default shall not be cured within 30 days after receipt of such Notice by Bayport (with rejection of delivery to constitute receipt), or if such event of default cannot be cured solely by the payment of money and is capable of being cured but not within a period of 30 days, Bayport shall not commence to cure such event of default within such 30-day period or shall not pursue the curing of such event of default with diligence and continuity; provided, however, that, in the case of an event of default of the nature described in subsection 17.1.1, the Existing Partners shall have the right in good faith to dispute with the Title Company whether its disclaimer of liability was proper;
                        17.2.2  in the case of an event of default
of the nature described in subsection 17.1.2, such default is not cured within the applicable grace period, if any, provided for in the First Mortgage; or
                        17.2.3  in the case of an event of default
of the nature described in subsection 17.1.3, the Existing Partners shall not undertake with diligence and continuity the curing and discharge of the violation or liability in question, it being understood that the Existing Partners shall be afforded reasonable amounts of time for investigation, preparation of reports by consultants, formulation and negotiation of plans for remediation or other curative action, investigation as to whether liability rests with an adjoining landowner, a prior owner of the Property or any other Person and, if the Existing Partners in good faith determine that the violation or liability should be contested, for contesting the same.
                 17.3 Notwithstanding anything to the contrary set forth in this Article 17, Bayport shall have the right, by giving Notice to TSG within the 30-day period provided for in subsection 17.2.1, to dispute with the TSG Group in good faith the existence of any event of default other than an event of default of the nature described in subsection 17.1.2, 17.1.3 or 17.1.5. Promptly after the giving of a Notice of dispute, Bayport shall meet with TSG to attempt to resolve the dispute or, if that is not feasible, to agree upon an expeditious method of resolving the dispute (which may include a declaratory judgment action, arbitration or alternative dispute resolution). If Bayport and TSG are not able to resolve the dispute, or to agree on a method for resolving the dispute, within a period (the "Dispute Period") ending on the earlier of the 21st day after the giving of the above mentioned Notice by Bayport to TSG and the last day of the 30-day period provided for in subsection 17.2.1, then the period of time within which such event of default (if in fact it exists) must be cured, as set forth in subsection 17.2.1, shall commence to run at the end of such Dispute Period.
                 17.4 Following the occurrence of a Default, and prior to the curing thereof, TSG shall be entitled to exercise the rights and remedies specified in Article 8.
                 17.5 It is understood that in order to induce the First Mortgagee to reinstate the First Mortgage and modify the terms thereof, Dean Witter Realty Growth Properties, L.P., the general partner of Bayport, is entering into an Environmental Indemnity Agreement for the benefit of the First Mortgagee. Under the terms of such Environmental Indemnity Agreement, Dean Witter Realty Growth Properties, L.P. has agreed to indemnify the First Mortgagee from and in respect of liabilities arising under Environmental Laws at the Property. The Partners hereby agree with respect to such Environmental Indemnity Agreement as follows:
                        17.5.1   such indemnity obligation of Dean
Witter Realty Growth Properties, L.P. under the Environmental Indemnity Agreement is and shall be for the sole benefit of the First Mortgagee and shall not in any way be deemed to be for the benefit of the Partnership or any Partner;
                        17.5.2   the failure of Dean Witter Realty
Growth Properties, L.P. to perform any of its obligations under such Environmental Indemnity Agreement, notwithstanding the fact that such failure may constitute a default under Paragraph 2.01 of the First Mortgage, shall not constitute an event of default or a Default by Bayport under this Agreement (including, without limitation, subsection 17.1.2) or the Acquisition Agreement and shall not give rise to any liability on the part of Bayport or Dean Witter Realty Growth Properties, L.P. to the Partnership or any Partner;
                        17.5.3   the Partnership's obligations, if
any, to comply with Environmental Laws, to cure or remediate violations of Environmental Laws and to pay third party claims based on Environmental Laws or any violations thereof shall be unaffected by the existence of such Environmental Indemnity Agreement and for the purposes of determining how and in what manner the Partnership shall fulfill any such obligations it shall be deemed that such Environmental Indemnity Agreement does not exist; and
                        17.5.4   if Dean Witter Realty Growth
Properties, L.P. makes any payment or incurs any costs or expenses under such Environmental Indemnity Agreement, Dean Witter Realty Growth Properties, L.P. shall be entitled to be reimbursed therefor by the Partnership to the extent that (i) the amounts so paid or incurred by Dean Witter Realty Growth Properties, L.P. constitute obligations or expenses of the Partnership that would have been paid or incurred by the Partnership in the absence of such Environmental Indemnity Agreement and (ii) payment of such costs or expenses is not the obligation of Bayport under subsection 17.1.3 or
Section 5.3(a)(iv) of the Acquisition Agreement. Dean Witter Realty Growth Properties, L.P. shall not seek recourse against the personal assets of any Partner for reimbursement of payments made or costs or expenses incurred under such Environmental Indemnity Agreement.

Nothing contained in this Section 17.5 shall impair, abrogate or otherwise affect the obligations of Bayport under subsection 17.1.3 or under Section 5.3(a)(iv) of the Acquisition Agreement.

           18.   Transfer of Partnership Interests.
               18.1 No Partner shall sell, transfer, assign, pledge or otherwise dispose of, or mortgage, hypothecate or otherwise encumber, or permit or suffer any encumbrance of, all or part of its interest in the Partnership, (all of the foregoing transactions being referred to as a "Transfer") except in accordance with this
Article 18, subsection 8.2.5, subsection 8.2.6 and Article 21, and any Transfer not so excepted shall be void.
               18.2 The admission to a General Partner of any additional or substitute general partner or the transfer of any general partnership interest in a General Partner, or the transfer of voting control of any corporate General Partner or any corporate general partner of a General Partner, shall be deemed a Transfer, provided that (i) so long as The Trustees of Princeton University or an Affiliate thereof shall remain a limited partner of TSG or Westrock Realty Associates L.P. Ltd., ("Westrock") TSG shall have the right from time to time to admit as an additional general partner or as a substitute general partner in TSG any Person approved from time to time by The Trustees of Princeton University or such Affiliate, and such admission (and any related withdrawal of a general partner) shall not constitute a Transfer for purposes of this Article 18 and shall not require the consent of any Partner,
(ii) so long as The Trustees of Princeton University or an Affiliate thereof shall remain a limited partner of TSG or Westrock, the transfer of voting control of any corporate general partner of TSG to one or more persons approved by The Trustees of Princeton University or such Affiliate shall not constitute a Transfer for purposes of this Article 18 and shall not require the consent of any Partner, and (iii) the transfer of voting control of the corporate general partner of the TSG Group to one or more of the persons who at the time of transfer are partners of the TSG Group shall not constitute a Transfer for purposes of this Article 18 and shall not require the consent of any Partner; provided further, however, that no general partner may be admitted or substituted in the TSG Group and no transfer may be made of voting control of any corporate general partners of the TSG Group as described in clauses (i), (ii) and (iii) above if any such action violates the provisions of the First Mortgage, unless prior consent of the holder of the First Mortgage is obtained.
               18.3 Each Limited Partner shall have the right to make one or more Transfers with respect to its Partnership interest without restriction; provided, however, that no Person to whom all or any portion of the interest of a Limited Partner is hereafter assigned or otherwise transferred shall be admitted to the Partnership as a Limited Partner except as provided in Section 18.5, it being understood that until and unless any such transferee is so admitted to the Partnership it shall have no right to exercise any of the rights of a Limited Partner hereunder or at Law, but shall be entitled to all allocations and distributions of net income, net losses, Available Net Income, gain and loss, credits and amounts to be distributed under Sections 12.1 and 23.5 to which the interest or portion thereof assigned or transferred to it is entitled.
               18.4 Except as otherwise provided in this Agreement in the case of the conversion of Bayport from a Limited Partner to the Managing General Partner, no Person shall be admitted to the Partnership as a General Partner without the consent of all of the Partners.
               18.5 No transferee of all or any portion of a Limited Partner's interest in the Partnership shall be admitted to the Partnership as a Limited Partner without the prior consent of Bayport and TSG.
               18.6 In addition to all other limitations on assignment contained in this Agreement, no assignment of all or any part of the interest of a Partner otherwise permitted to be made under this Article 18 shall be permitted or be binding on any Partners or on the Partnership unless (i) the assignee shall execute and acknowledge an instrument, in form reasonably satisfactory to the Managing General Partner, whereby it agrees to assume and be bound by all of the covenants, terms and conditions of this Agreement as the same may have been amended, (ii) a duplicate original of such assignment (or other instrument of transfer) and assumption, duly executed and acknowledged by the assignor and assignee, is delivered to the Managing General Partner, (iii) the assignee shall (if required) execute and acknowledge a certificate amending the Certificate of Limited Partnership of the Partnership in order to reflect such change or take any other action that may be required in connection therewith, (iv) the assignor or assignee shall pay all reasonable expenses in connection with its admission as a Partner, including, but not limited to, the cost (including reasonable attorneys' fees and disbursements) of preparing and filing the certificate referred to in subdivision (iii) above,
(v) all required consents of mortgagees or other Persons to such assignment shall have been obtained in writing and delivered to the Managing General Partner and the assignee shall be able to make the representations specified in clause (vi) below, and (vi) the assignee shall, at least 15 days prior to consummation of such proposed assignment, execute and acknowledge an instrument, in form and substance satisfactory to the Managing General Partner, representing that the covenants contained in Subparagraph 1.14(d) of the First Mortgage, or any like covenants in a substitute First Mortgage, will not be rendered untrue after giving effect to the proposed assignment.

           19.   Retirement, Withdrawal, Bankruptcy
                 or Dissolution of Partners.

               19.1 No Partner shall retire or withdraw from the Partnership except as provided in Articles 18, 19, 21 and 22.
               19.2 Each General Partner shall maintain its existence as a legal entity throughout the term of this Agreement and shall not terminate or dissolve without being reconstituted or reincorporated.
               19.3 An "Act of Insolvency" means with respect to any Person one of the following circumstances: (i) such Person makes an assignment for the benefit of creditors; (ii) such Person files a voluntary petition in bankruptcy; (iii) such Person is adjudicated a bankrupt or insolvent, or has entered against it an order for relief in any bankruptcy or insolvency proceeding; (iv) such Person files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding of the nature described in subdivision (iv) above;
(vi) such Person seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties; (vii) within 60-days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed; (viii) within 60-days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties, the appointment is not vacated or stayed; or (ix) within 60 days after the expiration of any such stay, the appointment is not vacated. A Partner shall be deemed to be dissolved for the purposes of this Section 19.3 in the following circumstances: (i) in the case of a Partner who is a natural Person, upon his death or upon the entry by a court of competent jurisdiction of an order adjudicating him incompetent to manage his person or property; (ii) in the case of a Partner who is acting as Partner by virtue of being a trustee of a trust, upon the termination of the trust (but not merely by substitution of a new trustee); (iii) in the case of a Partner that is a separate partnership, upon the dissolution and commencement of winding up of the separate partnership; (iv) in the case of a Partner that is a corporation, upon its filing of a certificate of dissolution or the revocation of its charter or certificate of incorporation; or (v) in the case of a Partner that is an estate, upon the distribution by the fiduciary of the estate's entire interest in the Partnership.
In the event of the withdrawal, retirement or dissolution of a General Partner or the commission of an Act of Insolvency by a General Partner, the Partnership shall thereupon be dissolved and shall be forthwith terminated as provided in Section 22.3.
               19.4  Notwithstanding anything contained in
Section 19.3 to the contrary, the business of the Partnership shall be continued after the withdrawal, retirement or dissolution of a General Partner or the commission of an Act of Insolvency by a General Partner if there is a surviving General Partner or, if there is no surviving General Partner, within 90 days after the date of such withdrawal, retirement, dissolution or Act of Insolvency (or if there has been more than one such Act, then after the date of the first such Act), the remaining Partners elect to continue the business of the Partnership and appoint a new General Partner which shall be granted at least a 1% interest in the Partnership. If
(a) the business of the Partnership is continued after the withdrawal, retirement, dissolution of or commission of an Act of Insolvency by a General Partner, or (b) Dean Witter Realty Growth Properties, L.P. commits an Act of Insolvency, the interest of such General Partner in the case of clause (a) above or the interest of Bayport in the case of clause (b) above, shall be converted to that of a Limited Partner with the same interest in Available Net Income, Capital Proceeds, net income, net losses, gain, loss and other items as such Partner had prior to said conversion and the surviving or newly-appointed General Partner shall become (if it is not already) the Managing General Partner. If such withdrawal, retirement, dissolution or commission of an Act of Insolvency shall occur with respect to Bayport, then except as provided in the immediately preceding sentence, Bayport shall have no further rights to consent or any other right afforded to Bayport (as opposed to the Managing General Partner).
               19.5 No Limited Partner may withdraw from the Partnership. Upon dissolution of a Limited Partner or the commission of an Act of Insolvency by a Limited Partner, the Partnership shall not be dissolved and the personal representative, guardian or other successor in interest of such Limited Partner shall be entitled to all distributions, allocations and credits to which such Limited Partner would be entitled but shall not be admitted to the Partnership as a limited partner without the written consent of the General Partners.
               19.6 Mention in Sections 19.3 and 19.4 of the withdrawal or retirement of a General Partner shall not be construed as authorizing any General Partner to withdraw from the Partnership or retire in violation of the provisions of Section 19.1, whether by dissolution, Act of Insolvency or otherwise, or as relieving a General Partner which does so from liability to the Partnership and the other Partners.

           20.   Forced Sale of the Property.

             20.1 In the event that either the TSG Group or the Existing Partners shall become entitled under Article 7 or 8 to sell the Property in accordance with the provisions of this Article, then the TSG Group or the Existing Partners, whichever has become so entitled to sell the Property (the "Selling Partner"), shall have the right, exercisable by Notice to the other of them (the "Other Partner"), to require the Partnership to sell the Property for cash or for cash subject to the First Mortgage (if the First Mortgage is assumable or the First Mortgagee consents to such a sale). Such sale shall be made on an arms-length basis to the Person(s) who will pay the Partnership the highest amount of cash net of all closing costs and mortgage loans required to be prepaid or assumed in connection with such sale; provided, however, that unless the Other Partner consents thereto, in no event shall the Selling Partner, any Affiliate thereof or any other Person in which the Selling Partner, or any Person having a direct or indirect interest in the Selling Partner, has a direct or indirect interest, have the right to bid on or to purchase the Property. The Other Partner, any Affiliate thereof or any other Person in which the Other Partner, or any Person having a direct or indirect interest in the Other Partner, has a direct or indirect interest shall have the right to bid on and purchase the Property; provided, however, that the Selling Partner shall have no obligation to accept any such bid but shall not have the right to sell the Property for an amount which is lower than the amount of such bid unless, after accepting such bid, the party making the same fails to purchase the Property in accordance with the terms of such bid within 90 days after such bid is accepted.
             20.2 The Other Partner shall cooperate with the Selling Partner in effectuating any sale of the Property made pursuant to this Article 20, shall provide all information con-cerning the Property reasonably requested by the Selling Partner and available to the Other Partner and shall execute, acknowledge, if required, and deliver all documents and take such further action as may be necessary to consummate any sale negotiated by the Selling Partner that meets the requirements set forth in Section 20.1; provided, however, that the Selling Partner shall be authorized to execute the contract of sale, deed and any other documents in connection with such sale of the Property on behalf of the Partnership to consummate any sale that meets the requirements set forth in Section 20.1 provided any such document does not commit any Limited Partner to any liability thereunder; and provided further, however, that no Limited Partner included in the Other Partner (including, without limitation, any General Partner that elects to convert its interest to that of a Limited Partner pursuant to
Section 20.3) shall be required to execute the contract of sale or any other documents in connection with such sale of the Property.
             20.3 The Selling Partner shall provide the Other Partner with a copy of the contract of sale for any such sale no less than five days prior to its execution and copies of the closing documents to be executed by the Partnership at least five days prior to the closing of title or as soon thereafter as they become available. If any Partner included in the Other Partner is a General Partner at the time the contract of sale is about to be entered into by or at the direction of the Selling Partner, such Partner shall have the right, by giving Notice to the Selling Partner, to convert its interest in the Partnership to that of a Limited Partner, and the Selling Partner agrees that it will not enter into or commit to enter into any contract of sale pursuant to this Article until at least 5 days after an execution copy thereof has been delivered to the Other Partner. If such Notice is given prior to the expiration of such 5 day period (or prior to the commencement thereof), the General Partner included in the Other Partner shall automatically, upon the giving of such Notice, be and become a Limited Partner of the Partnership. The conversion of such Partner to a Limited Partner shall not affect the share of such Partner of Available Net Income, Capital Proceeds, net income, net losses, gain loss, deductions and tax credits and shall not cause the Partnership to be dissolved after such conversion, and prior to the execution of the contract of sale, the Selling Partner shall prepare and file or cause to be prepared and filed an amendment to the Certificate of Limited Partnership of the Partnership reflecting such conversion.
             20.4 The consent or approval of the Other Partner shall not be required (a) for any such sale negotiated by the Selling Partner or to the terms or conditions of any contract, agreement or instrument to be entered into in connection therewith, provided the conditions set forth in the preceding Sections of this
Article 20 are satisfied, or (b) for the retention by the Selling Partner of counsel to represent it and the Partnership in connection with such sale. All of the costs and expenses of the Partnership in selling the Property (including, without limitation, reasonable attorneys' fees and disbursements and transfer taxes) shall be deducted from the proceeds of such sale prior to the application of such proceeds pursuant to the applicable provisions of this Agreement. In the event of the sale of the Property pursuant to this Article 20, the Partnership shall be terminated in accordance with Article 22 and the net proceeds of such sale shall be distributed in accordance with Section 23.5, after crediting or charging gain or loss pursuant to Section 23.3 or 23.4.

           21.   Buy-Sell.
               21.1 In the event that either the TSG Group or the Existing Partners shall become entitled under Article 7 or 8 to initiate the buy-sell pursuant to this Article 21, then the TSG Group or the Existing Partners, whichever has become so entitled to initiate the buy-sell (the "Electing Partner"), shall have the right to serve upon whichever of the TSG Group and the Existing Partners is not the party entitled so to initiate the buy-sell (the "Non-Electing Partner") a Notice (the "Initiating Notice") stating that the Electing Partner intends to institute the buy-sell procedures hereinafter set forth in this Article.
               21.2 The Initiating Notice shall set forth an amount which shall be a valuation of all assets of the Partnership (the "Stated Valuation"). The Initiating Notice shall constitute an offer by the Electing Partner either to sell its interests in the Partnership to the Non-Electing Partner or to purchase the Non-Electing Partner's interests in the Partnership for the purchase price specified below. The Initiating Notice shall be accompanied by a statement of the Electing Partner's calculation of the amount which would be distributed to the Electing Partner and the Non-Electing Partner if (i) the assets of the Partnership were sold for cash equal to the Stated Valuation, (ii) all net income or net losses, gain or loss of the Partnership through the last day of the month immediately preceding the giving of the Initiating Notice (the "Buy-Sell Effective Date") were credited or charged in accordance with Section 9.2 or 9.3 and Section 12.2 or 12.3, (iii) all amounts distributable to the Electing Partner and the Non-Electing Partner through the Buy-Sell Effective Date were distributed pursuant to Sections 11.2 and 12.1, (iv) the net gain or net loss from such sale were credited or charged to the Capital Accounts of the Partners pursuant to Section 23.3 or 23.4, (v) the First Mortgage, or any substitute mortgage approved in accordance with Section 15.8 (together with any prepayment penalty due thereon), and all other debts and obligations of the Partnership on the Buy-Sell Effective Date, were paid on the Buy-Sell Effective Date, (vi) the Partnership incurred no expenses in connection with such sale, and (vii) the net proceeds of such sale were distributed in accordance with Section 23.5, without setting aside any reserves. The statement of the Electing Partner described in the preceding sentence shall be subject to confirmation or adjustment by the Partnership Accountants, and the Electing Partner shall promptly instruct such accountants to review such statement and to give the Partners notice of such confirmation or of any required adjustment within 30 days after the giving of the Initiating Notice. The determination of such accountants to confirm or adjust such statement, absent manifest error, shall be conclusive and binding on the Partners, provided that in case of an adjustment, if the Partnership Accountants' calculation of amounts which would be distributed to the Electing Partner and the Non-Electing Partner shall vary from that of the Electing Partner's statement by more than 1%, the Electing Partner shall have the right to revoke its offer to purchase or sell by giving notice to that effect to the Non-Electing Partner at any time on or before the 10th day after delivery by the Partnership Accountants of their determination. The purchase price of the interests of the Electing Partner or the Non-Electing Partner, which are being sold in accordance with this Section 21, shall be the amount, if any, which (as confirmed or adjusted by the Partnership Accountants as aforesaid) would be distributed as described above to such Partner, but subject to adjustment and updating as hereafter provided in Section 21.5. The parties understand and acknowledge that the Stated Valuation may result in the Non-Electing Partner, if it exercises or is deemed to exercise the Sale Option, receiving a purchase price of zero and that the Stated Valuation may have no relationship to actual market value.
               21.3 The Non-Electing Partner shall have the option, exercisable by Notice to the Electing Partner given within 90 days after the date of receipt of the Partnership Accountants' determination pursuant to Section 21.2, either to (i) agree to purchase from the Electing Partner all of its Partnership interests for the purchase price determined as provided in Section 21.2 (the "Purchase Option") or (ii) accept the Electing Partner's offer to purchase all of the Non-Electing Partner's Partnership interests for the purchase price determined as provided in Section 21.2 (the "Sale Option"), provided that if the Existing Partners exercise the Sale Option, or if the Existing Partners are the Electing Partner and the TSG Group exercises the Purchase Option, it shall be a condition of the Existing Partner's obligation to sell that the TSG Group shall pay to them, at the closing of the sale, all principal due on any Default Loans, together with interest accrued thereon to the date of closing. If the Non-Electing Partner shall fail to exercise the Purchase Option or the Sale Option within such 90-day period, it shall be deemed to have exercised the Sale Option on the last day of such period. If, following the Non-Electing Partner's exercise of the Purchase Option, the Non-Electing Partner fails to consummate the purchase of the Electing Partner's interests in the Partnership in accordance with the provisions of this Article 21, then, as its sole remedy, the Electing Partner shall have the option, exercisable by Notice to the Non-Electing Partner given within 90 days after such failure by the Non-Electing Partner, to purchase the Non-Electing Partner's interests in the Partnership pursuant to this
Section 21.3 as if the Non-Electing Partner had exercised the Sale Option, but in such case the purchase price payable by the Electing Partner to the Non-Electing Partner shall be equal to 90% of the amount called for by Section 21.2 (but in no event less than zero). Similarly, if following the Non-Electing Partner's exercise of the Sale Option, the Electing Partner fails to consummate the purchase of the Non-Electing Partner's interests in the Partnership in accordance with the provisions of this Article 21, then as its sole remedy, the Non-Electing Partner shall have the option, exercisable by Notice to the Electing Partner given within 90 days after such failure by the Electing Partner, to purchase the Electing Partner's interests in the Partnership pursuant to this Section 21.3 as if the Non-Electing Partner had exercised the Purchase Option, but in such case the purchase price payable by the Non-Electing Partner to the Electing Partner shall be equal to 90% of the amount called for by
Section 21.2 (but in no event less than zero).
               21.4 If the Existing Partners exercise the Sale Option, or if the TSG Group exercises the Purchase Option, and in either such case TSG has not theretofore become the Managing General Partner, it shall become the Managing General Partner on the effective date of such exercise; provided, however, that if the TSG Group fails to consummate the purchase of the Existing Partner's interests, Bayport shall once again become the Managing General Partner of the Partnership effective as of the date of such failure.
               21.5  The closing of the sale pursuant to
Section 21.3 shall take place at the office of the Managing General Partner on the 180th day after the Non-Electing Partner becomes obligated to purchase by the exercise of its Purchase Option or the Electing Partner becomes obligated to purchase by the exercise by the Non-Electing Partner of its Sale Option, or on any earlier day designated by the purchasing parties by at least 20 days' prior Notice to the selling parties. At such closing, the selling parties shall assign and transfer their interests in the Partnership, free and clear of all liens, encumbrances and adverse claims, to the purchasing parties or their designee or designees and shall deliver to the purchasing parties or their designee or designees such instruments of transfer with respect to their interests in the Partnership (which, if required by the title company engaged by the purchasing parties, shall include one or more quitclaim deeds to the Property) and such evidence of due authorization, execution and delivery and of the absence of any liens, encumbrances or adverse claims as the purchasing parties shall reasonably request, against receipt of the purchase price; provided, however, that the selling parties shall not be obligated to make any warranties or representations in any such instruments or documents other than that they own their respective interests in the Partnership, free and clear of all liens, encumbrances and adverse claims, and have not previously assigned or transferred the same or any interests therein. The purchase price shall be paid by the purchasing parties to the selling parties by wire transfer of federal funds to a bank account designated by the selling parties. The selling parties shall be responsible for any stamp, recording and similar transaction taxes payable upon such transfer but only to the extent that the amount of such taxes do not exceed the amount of the purchase price payable to the selling parties pursuant to this
Article 21. At least 5 days prior to the closing, the purchasing parties shall deliver to the selling parties an update of the statement provided for in Section 21.2 prepared by the Partnership's Accountants, which statement shall update the amounts shown on the original statement as distributable to each of the Electing Partner and the Other Partner as of a date as close to the date of closing as is feasible and shall reflect any changes in the Percentage Interests of the Partners since the Buy-Sell Effective Date, which statement shall be binding upon the selling parties and the purchasing parties in the absence of manifest error. The amount shown in such updated statement as distributable to the selling parties shall be the purchase price payable by the purchasing parties to the selling parties pursuant to this Article 21. If any selling party is not present at such closing or otherwise defaults and the sale of such defaulting party's interest in the Partnership to the purchasing parties or their designee or designees is not closed as a result, from and after the date fixed for such closing, such defaulting party shall have no further rights or interests under this Agreement or in or to the Partnership other than to receive the purchase price, or the portion thereof to which such party is entitled, without interest, upon delivering a duly acknowledged assignment of such party's interest in compliance with this Section 21.5. The selling parties, or any of them, are authorized and directed to make any filings necessary or appropriate under the Act to confirm or effect the withdrawal of the selling parties, including any selling party which is not present at closing.
                 21.6 Notwithstanding anything to the contrary set forth in this Article 21, it is agreed that if the consent of the First Mortgagee is required by the terms of any First Mortgage which refinances or replaces the First Mortgage encumbering the Property at the date hereof for the Non-Electing Partner to purchase the Electing Partner's interest in the Partnership, then the Non-Electing Partner, if it exercises the Purchase Option, shall not be obligated to consummate the purchase of the Electing Partner's interest in the Partnership pursuant to the buy-sell procedures if the consent of such First Mortgagee is not delivered at the closing of such purchase pursuant to this Article 21, and if such consent is not obtained and so delivered, the buy-sell procedures shall be terminated. Once the buy-sell procedures have been terminated as a result of the Electing Partner's failure to obtain the First Mortgagee's consent, the TSG Group or the Existing Partners, whichever were the Electing Partner in the terminated procedures, may not once again serve an Initiating Notice so long as any First Mortgage remains in effect against the Property under which such consent is required without first procuring the First Mortgagee's consent and delivering a copy thereof to the other of them. Each of the TSG Group and the Existing Partners shall cooperate in attempting to obtain the consent of the First Mortgagee to the purchase of either of their interests by the other in a buy-sell transaction and shall accept any reasonable conditions which may be imposed by the First Mortgagee in connection therewith that do not affect the economic terms of the buy-sell transaction or of the First Mortgage in question.
           22.   Termination of the Partnership.
               22.1 The Partnership may be terminated at any time upon the consent of both TSG and Bayport.
               22.2 Unless the General Partners agree otherwise, from and after the seventh anniversary of the date of this Agreement, the General Partners shall attempt in good faith to sell the Property to an unrelated third party in an arm's length transaction as promptly as reasonably possible. The Managing General Partner (or if it shall fail to so do with reasonable promptness, the other General Partner) shall list the Property with real estate brokers jointly selected by the General Partners and shall attempt to develop bids for sale of the Property based on an all-cash payment or an all-cash payment subject to the First Mortgage if it is assumable or the First Mortgagee consents to such a sale; provided, however, that unless TSG and Bayport consent thereto, in no event shall any Partner, any Affiliate thereof or any other Person in which a Partner, or any Person having a direct or indirect interest in a Partner, has a direct or indirect interest, have the right to bid on or to purchase the Property. The Partnership shall accept an offer to purchase the Property if jointly approved by TSG and Bayport. If TSG and Bayport have not agreed to sign a letter of intent or a contract to sell the Property within 9 months from the date the Property is first listed with real estate brokers, or if a closing of the sale of the Property has not occurred within 12 months from such date, at any time thereafter, but prior to the time that a letter of intent or contract to sell the Property has been executed by TSG and Bayport, either the TSG Group or the Existing Partners may, but shall not be obligated to, initiate the buy-sell provisions set forth in Article 21 in accordance with the terms and provisions thereof, provided that the Stated Valuation offered by either the TSG Group or the Existing Partners may not be lower than the highest offer received for purchase of the Property during the period that the Property was being marketed.
               22.3  Upon the voluntary termination of the
Partnership pursuant to Section 19.3 or 22.1, the sale of the Property pursuant to Article 20, Section 22.2 or otherwise or the taking in condemnation or by eminent domain of the Property or substantially all of the Property or any other termination of the Partnership without reconstitution in accordance with the provisions of this Agreement or pursuant to applicable Laws, the Partnership shall wind up its affairs and, except in the case of a termination resulting by reason of the acquisition by the TSG Group or the Existing Partners of all of the interests in the Partnership of the other of them, shall then be liquidated as provided in Article 23. Notwithstanding the foregoing, if in connection with the sale of the property and assets of the Partnership, the Partnership, with the consent of the General Partners, receives a purchase-money mortgage or other purchase-money obligation in partial payment of the sale price, the Partnership, if the General Partners so agree, shall continue in existence to hold and collect such purchase-money mortgage or obligation until the same has been paid in full.

           23.   Gain, Loss and Distributions on Liquidation.
                 Upon any termination of the Partnership, each of the following shall be accomplished:
               23.1 The property and assets of the Partnership shall be liquidated as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.
               23.2 The Partnership Accountants shall make a final audit of the records of the Partnership and shall determine the Available Net Income on hand as of the dissolution date and the amount of any additional cash held by the Partnership on such date (including without limitation the Building Reserve Account).
               23.3 Any net gain realized by the Partnership upon the sale of its property and assets shall be credited to the Capital Accounts of the Partners (after crediting or charging thereto the appropriate portion of all net income or net losses, gain or loss of the Partnership for the then current year in accordance with Sections 9.2, 9.3 and/or 9.4 and Section 12.2 or 12.3, and after giving effect to all amounts distributed or to be distributed to the Partners for such year pursuant to Sections 11.2 and 12.1) as follows and in the following order of priority:
                 (A)    First, to the Capital Accounts of the
Partners with negative Capital Account balances (if any), in the amount necessary, and in proportion to the amount necessary, to cause such Capital Account balances to equal zero.
                 (B) Next, to the Capital Accounts of the TSG Group, in the amount necessary for the aggregate balance of the Capital Accounts of the TSG Group to equal an amount which, when added to all Guaranteed Payments previously paid and all distributions previously made to the TSG Group pursuant to Article 11 and subsections 12.1.1, 12.1.3 and 12.1.7, is the amount necessary (assuming such amount were being distributed to the TSG Group) for the TSG Group to have received a return of 12% per annum, compounded annually, on the average amounts of its Unrecovered Capital outstanding during each year or any partial year between the date of this Agreement and the date of such allocation.
                 (C) Next, to the Capital Accounts of the TSG Group, in the amount necessary for the aggregate balance of the Capital Accounts of the TSG Group to equal the sum of (i) the amount specified in clause (B) and (ii) the Unrecovered Capital of the TSG Group.
                 (D) Next, to the Capital Accounts of the TSG Group in the amount necessary for the aggregate balance of the Capital Accounts of the TSG Group to equal the sum of (i) the amount specified in clause (C) and (ii) an amount (assuming such amount were being distributed to the TSG Group) which, when added to all Guaranteed Payments previously paid, all distributions previously made to the TSG Group pursuant to Article 11 and subsections 12.1.1, 12.1.2, 12.1.3 and 12.1.7 and all amounts credited to the Capital Accounts of the TSG Group under clauses (B) and (C) (assuming the amounts so credited were being distributed to the TSG Group) results in the Internal Rate of Return realized by the TSG Group equalling 14%, determined as of the date of distribution pursuant to
Section 23.5.
                 (E)    Next, to the Capital Accounts of the
Existing Partners until the aggregate balance of the Capital Accounts of the Existing Partners shall equal the amount of gain credited to the Capital Accounts of the TSG Group pursuant to clause
(D)(ii).
                 (F)    Next, to the Capital Accounts of the
Partners, in the amount necessary, and in proportion to the amount necessary, (i) for the aggregate balance of the Capital Accounts of the TSG Group to equal the sum of (a) the amount set forth in clause (D) and (b) the Outstanding Unmatched Capital Contributions of the TSG Group, and (ii) for the aggregate balance of the Capital Accounts of the Existing Partners to equal the sum of (a) the amount set forth in clause (E) and (b) the Outstanding Unmatched Capital Contributions of the Existing Partners.
                 (G)    Next, to the Capital Accounts of the
Partners, in the amount necessary, and in proportion to the amount necessary, (i) for the aggregate balance of the Capital Accounts of the TSG Group to equal the sum of (a) the amount set forth in clause
(F)(i) and (b) the Outstanding Additional Capital Contributions of the TSG Group, and (ii) for the aggregate balance of the Capital Accounts of the Existing Partners to equal the sum of (a) the amount set forth in clause (F)(ii) and (b) the Outstanding Additional Capital Contributions of the Existing Partners.
                 (H)    Next, if the aggregate balance of the
Capital Accounts of the TSG Group exceeds the sum set forth in clause (G)(i) (the "TSG Excess"), or the aggregate balance of the Capital Accounts of the Existing Partners exceeds the sum set forth in clause (G)(ii) (the "Existing Partner Excess"), to the Capital Accounts of the Partners to the extent necessary so that the ratio of the TSG Excess to the Existing Partner Excess shall equal the ratio of the Percentage Interest of the TSG Group to the Percentage Interest of the Existing Partners.
                 (I) Any remaining gain shall be credited to the Capital Accounts of the TSG Group and the Capital Accounts of the Existing Partners in proportion to the respective Percentage Interests of the TSG Group and the Existing Partners.
               23.4 Any net loss incurred by the Partnership upon the sale of its property and assets shall be charged to the Capital Accounts of the Partners (after crediting or charging thereto the appropriate portion of all net income or net losses, gain or loss of the Partnership for the then-current year in accordance with Sections 9.2, 9.3 and/or 9.4 and Section 12.2 or 12.3, and after giving effect to all amounts distributed or to be distributed to the Partners for such year pursuant to Sections 11.2 and 12.1) as follows and in the following order of priority:
                 (A) First, to the Capital Accounts of the TSG Group and the Capital Accounts of the Existing Partners to the extent necessary so that the ratio of the TSG Excess to the Existing Partner Excess is as set forth in clause (H) of Section 23.3.
                 (B) Next, to the Capital Accounts of the TSG Group and the Capital Accounts of the Existing Partners in proportion to the respective Percentage Interests of the TSG Group and the Existing Partners until the TSG Excess and the Existing Partner Excess each shall equal zero.
                 (C) Next, to the Capital Accounts of the TSG Group and the Capital Accounts of the Existing Partners in the amount necessary, and in proportion to the amount necessary, (i) for the aggregate balance of the Capital Accounts of the TSG Group to equal the amount set forth in clause (F)(i) of Section 23.3, and
(ii) for the aggregate balance of the Capital Accounts of the Existing Partners to equal the amount set forth in clause (F)(ii) of
Section 23.3.
                 (D) Next, to the Capital Accounts of the TSG Group and the Capital Accounts of the Existing Partners in the amount necessary, and in proportion to the amount necessary, (i) for the aggregate balance of the Capital Accounts of the TSG Group to equal the amount set forth in clause (D) of Section 23.3 and
(ii) for the aggregate balance of the Capital Accounts of the Existing Partners to equal the amount set forth in clause (E) of
Section 23.3.
                 (E)    Next, to the Capital Accounts of the
Existing Partners in the amount necessary for the aggregate balance of the Capital Accounts of the Existing Partners to equal zero.
                 (F) Next, to the Capital Accounts of the TSG Group in the amount necessary for the aggregate balance of the Capital Accounts of the TSG Group to equal zero.
                 (G) Any remaining loss shall be charged to the Capital Accounts of the General Partner(s) in proportion to their respective Percentage Interests.
               23.5 The proceeds of sale and all other assets of the Partnership (including, without limitation, any balance in the Building Reserve Account), after all distributions for the then current year have been made pursuant to Sections 11.2 and 12.1, shall be applied and distributed as follows and in the following order of priority:
                        23.5.1   to the payment of the debts and
liabilities of the Partnership and the expenses of liquidation;
                        23.5.2   next, to the setting up of any
reserves which the General Partners determine are reasonably neces-sary for any contingent unforeseen liabilities or obligations of the Partnership or of the General Partners arising out of, or in connection with, the Partnership. Such reserves may, in the discretion of the General Partners, be paid over to an escrow agent selected by them to be held by such escrow agent for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and at the expiration of such period as the General Partners may deem advisable, to pay or distribute the balance thereafter remaining, if any, as provided in subsection 23.5.3; and
                        23.5.3   any remaining proceeds shall be
distributed to the TSG Group and the Existing Partners in proportion to the amounts of the aggregate positive balances in their respective Capital Accounts, as such Capital Accounts have been adjusted pursuant to Section 23.3 or 23.4 to reflect the gain or loss realized or incurred upon the sale of the Partnership's property and assets.
               23.6 A taking of all or substantially all of the Partnership's property and assets in condemnation or by eminent domain shall be treated in all respects as a sale of the Partnership's property and assets upon the dissolution and liquidation of the Partnership pursuant to this Article 23. In such event any portion of the property and assets of the Partnership not so taken shall be sold and the proceeds, together with the condemnation award, shall be distributed in the manner provided for in this Article 23.
           23.7 The Managing General Partner shall establish the amount and types of reserves, if any, reasonably necessary to pay for the anticipated liabilities or obligations of the Partnership which are expected to be charged subsequent to the dissolution and liquidation of the Partnership pursuant to this Article 23 and the length of time for which such reserves are to be held; provided, however, that if Bayport has been converted, or has elected to convert itself, from the Managing General Partner to a Limited Partner pursuant to Article 20 or 21 (other than a conversion pursuant to Section 8.2.5), the amount and types of reserves and the length of time they are to be held shall be subject to Bayport's approval, not to be unreasonably withheld or delayed.
               23.8 The provisions of Section 23.7 are intended only to govern the obligations of the Partners inter se, and shall not be enforceable against the Partners by any creditor of the Partnership or of any Partner, or by any party claiming by or through any such creditor or any Partner. The obligations of the Partners under Section 23.7 shall survive a termination and winding up of the Partnership and the distribution of all of its assets. Claims and expenses paid after such date which would have been obligations of the Partnership before such date shall be obligations of the Partnership. Losses attributable to such claims and expenses paid after such date shall be allocated to the Capital Accounts of the Partners according to the terms and conditions of this Agreement.
     23.9               Intentionally Omitted
                 24.    Investment Representations.
           Each of the members of the TSG Group represents that it is acquiring its interest as a Partner for its own account for investment and not with a view to the distribution or resale thereof and with no present intention of distributing or reselling all or any portion thereof. Each assignee or transferee of the whole or any portion of the interest of any Partner in the Partnership shall, by executing the assumption agreement provided for in Section 18.6, be deemed to have made the foregoing representation.

           25.   Brokerage.
           Each of the TSG Group and the Existing Partners (the "Warranting Party") hereby represent and warrant to the other of them (the "Other Party") that the Warranting Party has not dealt with any broker, consultant, finder or like agent who might be entitled to a commission or compensation on account of introducing the Warranting Party and the Other Party to each other or the negotiation and execution of this Agreement or any of the instruments and agreements contemplated herein. The Warranting Party hereby further agrees to indemnify and hold the Other Party, and their successors and assigns, harmless against and from all claims, losses, liabilities and expenses, including reasonable attorneys' fees, arising out of any breach of its foregoing warranty and representation.

           26.   Notices.
               26.1 All notices, requests, demands, consents, approvals and other communications which may or are required to be served or given hereunder (collectively, "Notices") shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by reputable overnight delivery service, postage prepaid, or by hand delivery, addressed as follows:
                        If to the Partnership, Bayport or
                        the Existing Partners:

                        Dean Witter Realty, Inc.
                        Two World Trade Center - 64th Floor
                        New York, New York  10048
                        Attention: Mr. E. Davisson Hardman, Jr.

                        with a copy to:

                        Dean Witter Realty, Inc.
                        130 Liberty Street
                        New York, New York  10006
                        Attention: Matthew M. Horgan, Esq.

                        If to the TSG Group or TSG:

                        The Taylor Simpson Group
                        One Rockefeller Plaza
                        New York, New York 10020
                        Attention: Paul E. Taylor III

                        with a copy to the same address
                        to the attention of Kenneth H. Simpson

                        and with a copy to:

                        Breed Abbott & Morgan
                        Citicorp Center
                        153 East 53rd Street
                        New York, New York  10043
                        Attention:  John O'Callahan, Esq.

                        If to The Trustees of Princeton
                        University:

                        The Trustees of Princeton University
                        22 Chambers Street
                        Princeton, New Jersey 08542
                        Attention: Mr. Randall A. Hack

                        with a copy to the same address
                        to the attention of Mr. Robert Honstein

                        and to

                        John D. Sweeney III
                        Director
                        Office of Investment Administration
                        Princeton University
                        2 New South Building
                        Princeton, NJ  08544

               26.2 Either party may, by Notice given as aforesaid, change its address for all subsequent Notices, except that no party may require Notices to it to be sent to more than two addresses.
               26.3 Except where otherwise expressly provided to the contrary herein, Notices shall be deemed given or made three business days after the date of the mailing thereof in the case of Notices mailed by registered or certified mail or upon receipt thereof, if overnight delivery service or hand delivery is used, with failure to accept delivery constituting delivery for this purpose.

           27.   Captions.
           All section and article titles or captions contained in this Agreement and the table of contents are for convenience only and shall not be deemed a part of this Agreement.

           28.   Variation of Pronouns.
           All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

           29.   Counterparts.
           This Agreement may be executed in any number of counterpart copies, each of which shall constitute an original and all of which, when taken together, shall constitute the same
Agreement.

           30.   Governing Law.
           This Agreement is made pursuant to the provisions of the laws of the State of Florida and shall be construed accordingly.

           31.   Successors and Assigns.
           This Agreement shall be binding upon the parties hereto and their respective successors and assigns, shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors and assigns, but shall not inure to the benefit of or be enforceable by any other Person.

           32.   Exculpation of the General Partners.
           The Partners agree that the obligations of each of the General Partners under or with respect to this Agreement shall not constitute personal obligations of any general partner or any limited partner of such General Partner, and shall not create or involve any claim against, or personal liability on the part of, any such general partner or any such limited partner, and that the Partners will look solely to the assets of such General Partner for satisfaction of any liability of such General Partner under or in respect of this Agreement and will not seek recourse against any general partner or any limited partner of such General Partner, or its or their personal assets, for such satisfaction.

           33.   Further Assurances.
           Each Partner hereby agrees to execute, acknowledge (if necessary) and deliver such other documents, instruments, agreements or certificates as may be required by law, or which may in the reasonable opinion of the Managing General Partner be otherwise necessary or advisable to carry out the intents and purposes of this Agreement.

           34.   Partial Invalidity.
           If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforceable to the fullest extent permitted by law.

           35.   Representatives.
           It is understood that throughout the term of this Agreement TSG shall act as the representative of the TSG Group and Bayport shall act as the representative of the Existing Partners.
In furtherance of the foregoing sentence, (i) the Existing Partners agree that TSG and the TSG Group shall be fully protected (a) in relying on all consents, Notices, directions, elections, instructions and other communications given by Bayport on behalf of the Existing Partners and may conclusively rely thereon to the same extent as if they had been joined in by all of the Existing Partners, and (b) in making all distributions, and all payments of principal and interest on loans, to which the Existing Partners are entitled under this Agreement to Bayport, on behalf of the Existing Partners, and (ii) the TSG Group agrees that Bayport and the Existing Partners shall be fully protected (a) in relying on all consents, Notices, directions, elections, instructions and other communications given by TSG (or, in the case of matters covered by Section 15.6, TSG or any of the Persons then acting as a TSG Leasing Representative) on behalf of the TSG Group and may conclusively rely thereon to the same extent as if they had been joined in by all of the members of the TSG Group, and (b) in making all distributions, and all payments of principal and interest on loans, to which the TSG Group is entitled under this Agreement to TSG, on behalf of the TSG Group. Each of TSG and Bayport may rely on any Notice, consent, direction, election, instruction or other communication purported to be signed or otherwise given by an authorized officer or partner of the other of them (and in the case of Bayport, as to matters covered by Section 15.6, by any one of the Persons then acting as a TSG Leasing Representative) and shall not be required to inquire as to the authorization of the party so purporting to act on behalf of the other of them. Whenever the Managing General Partner is obligated or desires to give a Notice to the TSG Leasing Representative or to afford the TSG Leasing Representative with the opportunity to participate in negotiations, to review lease proposals or take any other action pursuant to Section 15.6, the Managing General Partner may give such Notice or afford such opportunity to any one of the Persons who is then acting as a TSG Leasing Representative and need not give Notice or afford such opportunity to any other Person who is then so acting.

           36.   Entire Agreement.
           This Agreement and the documents, instruments, certificates and agreements referred to herein or attached hereto as Exhibits embody the entire agreement and understanding between the parties relating to the subject matter hereof and may not be amended, waived or discharged except by an instrument in writing executed by the party against which enforcement of such amendment, waiver or discharge is sought.

      In WITNESS WHEREOF, the parties have duly executed

this Agreement as of the day and year first above written.


                             Managing General Partner

                             BAYPORT, LTD., a Florida limited
                             partnership

                             By:  DEAN WITTER REALTY GROWTH
                                  PROPERTIES, L.P., a Delaware
                                  limited partnership,
                                  General Partner

                                  By:   DEAN WITTER REALTY
                                        GROWTH PROPERTIES, INC.,
                                        a Delaware corporation
                                        Managing General Partner


/s/E. Davisson Hardman, Jr.        By:/s/E. Davisson Hardman,Jr.
as to E. Davisson                     E. Davisson Hardman, Jr.,
Hardman, Jr.,                         President
President
                                   By:/s/Charles M. Charrow
                                      Charles M. Charrow
                                      Assistant Secretary

                             GENERAL PARTNER

                             BAYROCK REALTY ASSOCIATES L.P., LTD.
                              a Delaware limited partnership


/s/Paul E. Taylor III
as to Paul E. Taylor III,          By:  BAYROCK REALTY, INC.,
Vice President                          a Delaware corporation
                                        d/b/a BAYROCK TAMPA REALTY,
                                        INC.


                                   By:  /s/Paul E. Taylor III
                                        Name: Paul E. Taylor III
                                        Vice President

                             LIMITED PARTNERS

                             TWC TEN, INC., a Florida
                             corporation
/s/Jack Wilson
as to Jack Wilson,
President                    By:/s/Jack Wilson
                                   Jack Wilson, President



                             /s/Jack Wilson
                             Jack Wilson


/s/Jack Wilson
as to Jack Wilson

                             TWC TEN POP LTD., a Florida limited
                             partnership

                             By:   TWC TEN, INC., a Florida
                                   corporation, General
                                   Partner
/s/Jack Wilson
as to Jack Wilson
President                    By:/s/Jack Wilson
                                   Jack Wilson, President




                             /s/David T. Smith
                             David T. Smith
/s/David T. Smith
as to David T.
Smith


                             /s/James Swartz
                             James Swartz
/s/James Swartz
as to James Swartz



                             /s/David E. Schaughency
                             David E. Schaughency
/s/David E. Schaughency
as to David E.
Schaughency

                             /s/Larry Finch
                             Larry Finch
/s/Larry Finch
as to Larry Finch            WESTROCK REALTY ASSOCIATES L.P.,
                             a Delaware limited partnership

                             By:   BAYROCK REALTY, INC.
                                   a Delaware corporation

/s/Paul E. Taylor III        By:   /s/Paul. E. Taylor
as to Paul E. Taylor III           Name Paul E. Taylor III
Vice President                          Vice President

                              EXHIBIT A

                  Partners and Percentage Interests

EXISTING PARTNERS

Managing General Partner                      Percentage Interest

Bayport, Ltd.                                       46.25%
c/o Dean Witter Realty Inc.
2 World Trade Center
New York, New York  10048


Limited Partners

TWC Ten, Inc., Jack Wilson,                          3.75%
James Swartz, David T. Smith, TWC Ten
Pop, Ltd., David E. Schaughency, and
Larry Finch

TSG GROUP PARTNERS

General Partner

Bayrock Realty Associates L.P., Ltd.                 1.0%
c/o The Taylor Simpson Group
One Rockefeller Plaza
New York, New York  10020
                                                    49.0%

Limited Partners

Westrock Realty Associates L.P., Ltd.
c/o The Taylor Simpson Group
One Rockefeller Plaza
New York, New York  10020